UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cornerstone OnDemand, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This amended definitive proxy statement (this “Amended Proxy Statement”) is being filed to amend and restate the definitive proxy statement dated April 27, 2018 (the “Proxy Statement”) for the 2018 annual meeting of stockholders (the “Annual Meeting”) of Cornerstone OnDemand, Inc. (the “Company”).

Subsequent to the filing of the Proxy Statement, the Company’s nominating and corporate governance committee recommended, and the Company’s board of directors (the “Board”) unanimously approved, the addition of Marcus S. Ryu as a nominee for election as a Class I director at the Annual Meeting, the addition of Elisa A. Steele as a nominee for election as a Class II director at the Annual Meeting, and the addition of Richard Haddrill as a nominee for election as a Class III director at the Annual Meeting. The Board elected Ms. Steele and Mr. Haddrill as directors effective as of and contingent upon their receiving a plurality of votes for their election at the Annual Meeting. The Company’s nominating and corporate governance committee also recommended, and the Board also unanimously approved, the appointment of Ms. Steele as Chairperson, effective upon her election to the Board. Ms. Steele was nominated for election to the Board pursuant to the terms of an investment agreement among the Company and certain affiliates of Silver Lake Group, L.L.C.

This Amended Proxy Statement has been revised to reflect the additions of Ms. Steele and Messrs. Ryu and Haddrill as nominees for election to the Board at the Annual Meeting, to provide certain disclosures in connection with such nominations, and to correctly identify Joe Osnoss as a Class III director.

If you have already voted by Internet, telephone or by mail, no action is required from you unless you wish to change your vote or provide a vote on the election of Mr. Ryu, Ms. Steele or Mr. Haddrill. Votes received prior to the date of this Amended Proxy Statement or those using the previously provided proxy card will not be counted for or against the election of Mr. Ryu, Ms. Steele and Mr. Haddrill to the Board, but will be counted on all other proposals.

Except for the revisions specifically discussed above, the Amended Proxy Statement does not otherwise materially modify or update any other disclosures presented in the Proxy Statement.

May 8, 2018

Dear Cornerstone OnDemand, Inc. Stockholders:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, June 14, 2018 at 1:00 p.m. Pacific Time at the Company’s headquarters, located at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.

At the Annual Meeting, stockholders will be asked to vote on the five proposals set forth in the Notice of 2018 Annual Meeting of Stockholders and described in the accompanying proxy statement.

It is important that your shares of the Company’s common stock are represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to carefully review the proxy materials and to vote your shares: “FOR” the election of each of the three directors nominated by our board of directors and named in the accompanying proxy statement as Class I directors to serve until the 2021 annual meeting of stockholders, the one director nominated by our board of directors and named in the accompanying proxy statement as a Class II director to serve until the 2019 annual meeting of stockholders, and the one director nominated by our board of directors and named in the accompanying proxy statement as a Class III director to serve until the 2020 annual meeting of stockholders; “FOR” the approval of an amendment to our amended and restated certificate of incorporation to declassify our board of directors; “FOR” the approval, on an advisory basis, of the compensation of our named executive officers; “ONE YEAR” for the frequency of future stockholder advisory votes on the compensation of our named executive officers; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Thank you for your continued support of Cornerstone OnDemand, Inc.

Sincerely,

/s/ Adam L. Miller

Adam L. Miller

Chief Executive Officer

CORNERSTONE ONDEMAND, INC.

1601 Cloverfield Blvd., Suite 620 South

Santa Monica, California 90404

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, June 14, 2018

at 1:00 p.m. Pacific Time

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Cornerstone OnDemand, Inc., a Delaware corporation, will be held at the Company’s headquarters, located at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404 on Thursday, June 14, 2018 at 1:00 p.m. Pacific Time and, if applicable, at any adjournments or postponements thereof. At the Annual Meeting, our stockholders will be asked:

1	To elect three Class I directors to serve until the 2021 annual meeting of stockholders, one Class II director to serve until the 2019 annual meeting of stockholders, and one Class III director to serve until the 2020 annual meeting of stockholders, in each case, until their successors are duly elected and qualified;

2	To approve an amendment to our amended and restated certificate of incorporation to declassify our board of directors;

3	To approve, on an advisory basis, the compensation of our named executive officers;

4	To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive offers;

5	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

6	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The accompanying proxy statement more fully describes these proposals.

We have elected to take advantage of a U.S. Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the cost of printing and distributing our proxy materials without affecting our stockholders’ timely access to this important information. Accordingly, unless you have previously requested to receive our proxy materials in paper form, you should have received a Notice of Internet Availability of Proxy Materials (the “Notice”), which we mailed on or about April 27, 2018. The Notice explains how to access our proxy materials and vote by telephone or over the Internet.

Our board of directors has fixed the close of business on April 23, 2018 as the record date for the Annual Meeting. Only stockholders of record on April 23, 2018 are entitled to receive notice of and vote at the Annual Meeting. All stockholders are invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible by following the instructions in the Notice. Any stockholder attending the Annual Meeting may vote in person even if he, she or it has voted using the Internet, telephone or proxy card, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote such stockholder casts at the Annual Meeting. For further information, please see the information in the Notice and in the accompanying proxy statement.

By order of the Board of Directors

/s/ Adam L. Miller

Adam L. Miller

Chief Executive Officer

Santa Monica, California

May 8, 2018

YOUR VOTE IS EXTREMELY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

Page
GENERAL INFORMATION	1

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS	1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS	1

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7

Overview	10
Leadership Structure	10
The Board’s Role in Risk Oversight	11
Director Independence	11
Director Nomination Process	12
Stockholder Recommendations and Nominations of Candidates for Election to our Board of Directors	13
Code of Business Conduct and Ethics	13
Communication with our Board of Directors	13

BOARD MEETINGS AND COMMITTEES OF THE BOARD	13

Board and Committee Meetings	13
Committees of our Board of Directors	14
Director Compensation	16

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	17

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19

EXECUTIVE OFFICERS	22

COMPENSATION DISCUSSION AND ANALYSIS	23

EQUITY COMPENSATION PLAN INFORMATION	55

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	55

PROPOSAL 1 — ELECTION OF DIRECTORS	56

PROPOSAL 2 — APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS	57

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	59

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	60

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	61

AUDIT COMMITTEE REPORT	63

OTHER INFORMATION	64

APPENDIX A	A-1

CORNERSTONE ONDEMAND, INC.

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, June 14, 2018

at 1:00 p.m. Pacific Time

GENERAL INFORMATION

We are providing you with this revised proxy statement and the enclosed form of proxy in connection with the solicitation by the board of directors of Cornerstone OnDemand, Inc. of proxies to be used at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be at held at the Company’s headquarters, located at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, on Thursday, June 14, 2018 at 1:00 p.m. Pacific Time and, if applicable, at any adjournment or postponement thereof. This proxy statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Cornerstone” or the “Company” refers to Cornerstone OnDemand, Inc., a Delaware corporation.

The original proxy statement and our annual report to stockholders were first made available to our stockholders on or about April 27, 2018.

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. You should read this entire proxy statement carefully before voting your shares. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the “notice and access” rules of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy statement, proxy card and annual report (collectively, the “proxy materials”) to stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be voting on:

•	the election of three Class I directors to serve until the 2021 annual meeting of stockholders, one Class II director to serve until the 2019 annual meeting of stockholders, and one Class III director to serve until the 2020 annual meeting of stockholders, in each case, until their successors are duly elected and qualified;

•	a proposal to approve an amendment to our amended and restated certificate of incorporation to declassify our board of directors;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers;

•	a proposal to approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive offers;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR the election of Robert Cavanaugh, Kristina Salen and Marcus S. Ryu as Class I directors, Elisa A. Steele as a Class II director, and Richard Haddrill as a Class III director;

•	FOR the approval of an amendment to our amended and restated certificate of incorporation to declassify our board of directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	ONE YEAR for the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 23, 2018, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the record date. As of the record date, there were 57,705,470 shares of our common stock outstanding and entitled to vote at the Annual Meeting. No shares of preferred stock were outstanding.

A complete list of the stockholders entitled to vote at the Annual Meeting will be available at our headquarters, located at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. Stockholders may examine the list for any legally valid purpose related to the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. If, at the close of business on the record date, your shares of our common stock are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are considered to be the stockholder of record of such shares. Throughout this proxy statement, we refer to registered stockholders as “stockholders of record.” If you are a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owner. If, at the close of business on the record date, your shares of our common stock were held in a brokerage account or by a bank or other nominee on your behalf, you are considered to be the “beneficial owner” of shares of common stock held in “street name.” Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “beneficial owner.” If you are a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may not vote your shares with respect to any non-routine matters, but it may, in its discretion, vote your shares with respect to routine matters. Please see “What if I do not specify how my shares are to be voted?” for a description of routine versus non-routine matters.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Stockholders of Record. If you are a stockholder of record, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you will need to present government-issued photo identification for entrance to the Annual Meeting.

Beneficial Owner. If you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For entrance to the Annual Meeting, you will need to present government-issued photo identification and provide proof of beneficial ownership as of the record date, such as the notice or voting instructions you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of shares as of the record date.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

•	Over the Internet, by telephone or by mail. If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice. Alternatively, you may request a proxy card by telephone at 1-800-579-1639, over the Internet at www.proxyvote.com, or by email at sendmaterial@proxyvote.com, and complete, sign, date and return the proxy card in the postage pre-paid envelope provided. Please sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 13, 2018 for your shares to be voted at the Annual Meeting. Specific instructions for using the telephone and Internet voting systems are on the proxy card and in the Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. Eastern Time on June 13, 2018. Regardless of the method you select to transmit your voting instructions, the proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions with respect to one or more proposals, your shares will be voted as recommended by our board of directors.

•	In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions by mail or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you have already voted by Internet, telephone or by mail, no action is required from you unless you wish to change your vote or provide a vote on the election of Mr. Ryu, Ms. Steele or Mr. Haddrill. Votes received prior to the date of this revised proxy statement or those using the previously provided proxy card will not be counted for or against the election of Mr. Ryu, Ms. Steele and Mr. Haddrill to our board of directors, but will be counted on all other proposals.

Beneficial Owners. If you are a beneficial owner, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our General Counsel at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, by 11:59 Eastern Time on June 13, 2018; or

•	attending the Annual Meeting and voting in person.

If you have already voted by Internet, telephone or by mail, no action is required from you unless you wish to change your vote or provide a vote on the election of Mr. Ryu, Ms. Steele or Mr. Haddrill. Votes received prior to the date of this revised proxy statement or those using the previously provided proxy card will not be counted for or against the election of Mr. Ryu, Ms. Steele and Mr. Haddrill to our board of directors, but will be counted on all other proposals.

Beneficial Owners. If you are a beneficial owner, you must contact the broker, bank or other nominee holding your shares and follow its instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the election of Robert Cavanaugh, Kristina Salen and Marcus S. Ryu as Class I directors, Elisa A. Steele as a Class II director, and Richard Haddrill as a Class III director (Proposal 1);

•	FOR the approval of an amendment to our amended and restated certificate of incorporation to declassify our board of directors (Proposal 2);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3);

•	ONE YEAR for the frequency of future stockholder advisory votes on the compensation of our named executive officers (Proposal 4);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 5); and

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker, bank or other nominee that holds your shares with voting instructions, your broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Brokers, banks and other nominees do not have discretion to vote on non-routine matters. Proposal 1, 2, 3, and 4 are non-routine matters, while Proposal 5 is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may not vote your shares with respect to Proposal 1, 2, 3, or 4, which would result in a broker non-vote, but may, in its discretion, vote your shares with respect to Proposal 5. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What constitutes a quorum, and why is a quorum required?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the record date are represented at the Annual Meeting, either in person or by proxy. As of the close of business on the record date, we had 57,705,470 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 28,852,736 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is not a quorum, the chairperson of the Annual Meeting or a majority of the shares present in person or represented by proxy at the Annual Meeting may adjourn the meeting to a later date.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, an abstention for Proposal 2, 3 or 5 will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against such proposal. An abstention for Proposal 4 will have no effect on the outcome of such proposal so long as a quorum exists.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for the purpose of calculating whether a quorum is present at the Annual Meeting. Thus, a broker non-vote will make a quorum more readily attainable, but will not otherwise affect the outcome of the vote on Proposal 1, 3, 4 and 5. A broker non-vote on Proposal 2 will have the same effect as a vote against such proposal.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Proposal 1 — Election of directors	Plurality of voting power of shares present and entitled to vote	No

Proposal 2 — Approval of an amendment to our certificate of incorporation to declassify our board of directors	70% of voting power of our outstanding Common Stock	No

Proposal 3 — Approval of an advisory resolution to approve named executive officer compensation	Majority of voting power of shares present and entitled to vote	No

Proposal 4 — Approval of an advisory resolution on the frequency of future advisory votes on the compensation of our named executive officers	The alternative that receives the highest number of votes	No

Proposal 5 — Ratification of the appointment of independent registered public accounting firm	Majority of voting power of shares present and entitled to vote	Yes

With respect to Proposal 1, you may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. The three Class I director nominees, the one Class II director nominee, and the one Class III director nominee receiving the most FOR votes will be elected. You may not cumulate votes in the election of directors. Any shares not voted FOR a particular nominee (whether as a result of a vote being withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. If you WITHHOLD your vote as to all nominees, you will be deemed to have ABSTAINED from voting on Proposal 1, and such abstention will have no effect on the outcome of the vote.

With respect to Proposals 2, 3 and 5, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, 3 or 5, the abstention will have the same effect as a vote AGAINST the proposal.

With respect to Proposal 4, you may vote ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN. If you ABSTAIN from voting on Proposal 4, the abstention will have no effect on the outcome of the vote.

Who will count the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged to receive and tabulate stockholder votes. Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Who is paying for the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokerage houses and other nominees holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board of directors, which is currently composed of nine members. Eight of our directors are independent within the meaning of the listing standards of The Nasdaq Stock Market, or Nasdaq. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

On January 12, 2018, R. C. Mark Baker and Joseph P. Payne, two of our current directors, notified us of their decisions to retire from our board of directors at the Annual Meeting.

On May 8, 2018, following an extensive search for qualified director candidates conducted by our nominating and corporate governance committee, our nominating and corporate governance committee recommended, and our board of directors approved, the addition of Marcus Ryu as a nominee for election as a Class I director at the Annual Meeting, the addition of Elisa A. Steele as a nominee for election as a Class II director at the Annual Meeting, and the addition of Richard Haddrill as a nominee for election as a Class III director at the Annual Meeting. Our board of directors elected Ms. Steele and Mr. Haddrill as directors effective as of and contingent upon their receiving a plurality of votes for their election at the Annual Meeting.

Potential director candidates were solicited from members of our board of directors and shareholder recommendations. Our board of directors interviewed and considered a number of director candidates who were evaluated based on the established criteria for persons to be nominated. Our board of directors believes Ms. Steele and Messrs. Ryu and Haddrill each meet the established criteria and are the best qualified candidates for election to our board of directors. Each of Ms. Steele and Messrs. Ryu and Haddrill is a new nominee for election to our board of directors this year.

The following table sets forth the names, ages as of February 28, 2018, and certain other information for each of our directors who will continue to serve after the Annual Meeting and for each of our director nominees:

Name	Age	Director Since
Class I Director Nominees (term expires 2021)
Robert Cavanaugh	49	2015
Kristina Salen	46	2014
Marcus S. Ryu	44	Nominated in May 2018

Class II Directors (term expires 2019)
Harold W. Burlingame	77	2006
Dean Carter	53	2017

Class II Director Nominee (term expires 2019)
Elisa A. Steele(1)	51	Nominated in May 2018

Class III Directors (term expires 2020)
Adam L. Miller(2)	48	1999
Joe Osnoss	40	2017
Steffan C. Tomlinson	46	2017

Class III Director Nominee (term expires 2020)
Richard Haddrill(3)	64	Nominated in May 2018

(1)	On May 8, 2018, our board of directors elected Ms. Steele to serve as a member of our board of directors, effective as of and contingent upon Ms. Steele receiving a plurality of votes for her election at the Annual Meeting. In addition, our board of directors appointed Ms. Steele to replace Adam Miller as our Chairperson, effective as of the effectiveness of her election to our board of directors.
(2)	Mr. Miller currently serves as Chairperson. Our board of directors appointed Ms. Steele to replace Adam Miller as our Chairperson, effective as of the effectiveness of her election to our board of directors.
(3)	On May 8, 2018, our board of directors elected Mr. Haddrill to serve as a member of our board of directors, effective as of and contingent upon Mr. Haddrill receiving a plurality of votes for his election at the Annual Meeting.

There is no family relationship among any of the nominees, directors and/or any of our executive officers. Our executive officers serve at the discretion of our board of directors. Further information about our directors, including each of the director nominees, is provided below.

Adam L. Miller founded the Company and has been our Chief Executive Officer and a member of our board of directors since May 1999. In addition to strategy, sales and operations, Mr. Miller has led our product development efforts since our inception. Prior to founding Cornerstone, Mr. Miller was an investment banker with Schroders plc, a financial services firm. Since its formation, Mr. Miller has served as the Chairman of the Cornerstone OnDemand Foundation, which leverages Cornerstone’s expertise, solutions and partner ecosystem to help empower communities. Since February 2017, Mr. Miller has served on the board of directors of Mindbody, Inc., a software provider for class- and appointment-based businesses. Mr. Miller also writes and speaks extensively about talent management and on-demand software. Mr. Miller holds a J.D. from the School of Law of the University of California, Los Angeles (UCLA), an M.B.A. from UCLA’s Anderson School of Business, a B.A. from the University of Pennsylvania (Penn) and a B.S. from Penn’s Wharton School of Business. He also earned C.P.A. (inactive) and Series 7 certifications. We believe that Mr. Miller possesses specific attributes that qualify him to serve as a member of our board of directors, including his operational expertise and the historical knowledge and perspective he has gained as our Chief Executive Officer and one of our founders.

Harold W. Burlingame has been a member of our board of directors since March 2006. From December 2004 to July 2010, Mr. Burlingame served as Chairman of ORC Worldwide, Inc., a provider of human resource knowledge and solutions. In addition, since June 1998, Mr. Burlingame has served as a director of UniSource Energy Corporation, an owner of electric and gas service providers. Previously, Mr. Burlingame served as Executive Vice President of Human Resources for AT&T Corp. and as Senior Executive Advisor for AT&T Wireless. Mr. Burlingame received his B.A. in Communications from Muskingum College. We believe that Mr. Burlingame’s extensive experience in human resources and management qualifies him to serve as a member of our board of directors.

Dean Carter has been a member of our board of directors since May 2017. Mr. Carter has served as Vice President of Human Resources and Shared Services at Patagonia, Inc., a designer of outdoor clothing and gear, since May 2015. From June 2010 to April 2015, Mr. Carter served as Chief Human Resources Officer and Vice President of Talent and Human Capital Services at Sears Holdings Corporation, a nationwide retailer. From January 2000, to January 10, 2010, Mr. Carter served as Chief Human Resources Officer at Fossil Group, Inc., a design, marketing and distribution company. Mr. Carter holds a B.S. in Organizational Communication from the University of Texas at Austin. We believe that Mr. Carter’s extensive experience in human resources and management qualifies him to serve as a member of our board of directors.

Robert Cavanaugh has been a member of our board of directors since April 2015. Mr. Cavanaugh has served as the President of Field Operations of Accolade, Inc., a private company that operates a consumer healthcare engagement platform, since November 2015. Prior to this role, Mr. Cavanaugh served in several roles, including as President Worldwide Enterprise, SMB & Government, at Concur Technologies, Inc., a provider of integrated travel and expense management solutions, from 1999 to April 2015. Prior to joining Concur Technologies, Inc., Mr. Cavanaugh held consulting and implementation management positions at Seeker Software and Ceridian Corporation. Mr. Cavanaugh holds a B.S. in Business Administration from Norwich University. We believe that

Mr. Cavanaugh possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience managing technology companies, in the software industry and with SaaS.

Richard Haddrill has served as Founder and Member of The Groop, LLC, a private investment management firm, since January 2018. Mr. Haddrill has served as Vice Chairman of Scientific Games Corporation, a provider of technology-based products and services for gaming and lottery organizations (“SGC”), since February 2018. Mr. Haddrill was employed as Executive Vice Chairman of SGC starting in December 2014, following SGC’s acquisition of Bally Technologies, Inc., a gaming company, in November 2014. Previously, Mr. Haddrill served as Chief Executive Officer of Bally from 2004 to 2012 and from May 2014 until SGC’s acquisition of Bally, and served on the board of directors of Bally from April 2003 until SGC’s acquisition of Bally. Previously Mr Haddrill served as the Chief Executive Officer of two other public companies, Manhattan Associates, Inc. and Powerhouse Technologies, Inc. He is a business graduate of the University of Michigan. We believe that Mr. Haddrill’s extensive experience as an executive and/or director for public and private technology, software and gaming companies qualifies him to serve as a member of our board of directors.

Joseph Osnoss has been a member of our board of directors since December 2017. Mr. Osnoss serves as a managing director based in the New York office of Silver Lake, which he joined in 2002. From 2010 to 2014, he was based in London, where he helped oversee the firm’s activities in EMEA. He serves on the boards of several software, services and transaction processing companies, including Cast & Crew, Cegid, Global Blue and Sabre Corporation. He also is closely involved with Silver Lake’s investment in Red Ventures and previously served on the boards of Interactive Data Corporation, Mercury Payment Systems and Virtu Financial. Mr. Osnoss graduated summa cum laude from Harvard College, with an A.B. in Applied Mathematics and a citation in French language. He also has served as visiting professor of finance at the London School of Economics. We believe that Mr. Osnoss’ extensive experience in private equity investing, including the technology sector, and service on the boards of directors of other companies, both domestically and internationally, qualify him to serve as a member of our board of directors.

Marcus S. Ryu has served as a director of and in various other positions at Guidewire Software, Inc., a provider of software products for property and casualty insurers, since 2001, including as Chief Executive Officer and President. From 2000 to 2001, Mr. Ryu served as Vice President of Strategy at Ariba, Inc. From 1998 to 2000, Mr. Ryu served as a consultant at McKinsey & Company. Mr. Ryu served on the boards of directors of Opower, Inc., a software company in the utilities space, from August 2013 until its sale to Oracle Corporation in June 2016, and Mulesoft, Inc., a software company, from December 2017 until its sale to salesforce.com in May 2018. Mr. Ryu holds an A.B. from Princeton University and a B.Phil. from New College, Oxford University. We believe that Mr. Ryu is qualified to serve as a member of our board of directors because of his experience as a public company chief executive officer and his knowledge of selling software into a large vertical industry.

Kristina Salen has been a member of our board of directors since July 2014. Ms. Salen serves as Chief Financial Officer and Chief Operating Officer of Translations Enterprises, LLC, an artist services company, since July 2017. Prior to that, Ms. Salen served as Chief Financial Officer of Etsy, Inc., an online marketplace, from 2013 until 2017. Prior to Etsy, Ms. Salen led the media, Internet, and telecommunications research group of FMR LLC d/b/a Fidelity Investments, a multinational financial services company, from January 2006 to January 2013. Prior to Fidelity, Ms. Salen worked in various financial and executive roles at several companies, including Oppenheimer Capital LLC, an investment firm, from June 2002 to December 2005; Merrill Lynch & Co., Inc., a financial services corporation acquired by Bank of America Corporation in January 2009, from June 1997 to June 2001; Lazard Freres & Co. LLC, a global financial advisory and asset management firm, from April 1996 to June 1997; and SBC Warburg, an investment bank, from December 1994 to April 1996. Ms. Salen holds a B.A. in Political Science from Vassar College and an M.B.A. from Columbia University. We believe Ms. Salen possesses specific attributes that qualify her to serve as a member of our board of directors, including her financial expertise and her experience leading and managing technology companies.

Elisa A. Steele has served as a board member or advisor to various technology companies since July 2017. From January 2014 to July 2017, Ms. Steele served in various positions at Jive Software, Inc., a communication and collaboration software company, including as Chief Executive Officer and President from February 2015 to July 2017. From August 2013 to December 2013, Ms. Steele served as Corporate Vice President and Chief Marketing Officer of Consumer Applications and Services at Microsoft Corporation, a worldwide provider of software, services and solutions. Ms. Steele served as Chief Marketing Officer of the Skype business (owned by Microsoft) from July 2012 to August 2013. Prior to joining Microsoft’s Skype business, Ms. Steele served as Executive Vice President and Chief Marketing Officer at Yahoo! Inc., an internet services company. Ms. Steele has served as a director of Splunk Inc., a provider of real-time operational intelligence software, since September 2017. Ms. Steele holds a B.S. in Business Administration from the University of New Hampshire and an M.B.A. from San Francisco State University. We believe that Ms. Steele’s extensive executive-level experience in marketing and products at a number of public and private technology companies qualifies her to serve as a member of our board of directors.

Steffan C. Tomlinson has been a member of our board of directors since May 2017. Mr. Tomlinson served as Chief Financial Officer of Palo Alto Networks, Inc., a cyber security company, from February 2012 to March 2018. Prior to this role, Mr. Tomlinson served as Chief Financial Officer at Arista Networks, Inc., a provider of cloud networking solutions, from September 2011 to January 2012. Mr. Tomlinson was a Partner of and served as Chief Administrative Officer at Silver Lake Kraftwerk, a private investment firm, from April 2011 to September 2011. Mr. Tomlinson served as Chief Financial Officer at Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems, from September 2005 to March 2011. Mr. Tomlinson served in several financial roles and ultimately served as Chief Financial Officer at Peribit Networks, Inc., a provider of WAN optimization technology, from October 2000 until August 2005. Mr. Tomlinson served on the boards of directors of Qlik Technologies Inc., from January 2013 to June 2016, and Riverbed Technology, Inc., from September 2014 to April 2015. Mr. Tomlinson holds a B.A. in Sociology from Trinity College and an M.B.A. from Santa Clara University. We believe Mr. Tomlinson possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the management of technology companies and his financial expertise in the software industry.

Overview

Our board of directors oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and ensures that the long-term interests of our stockholders are being served. The key practices and procedures of our board of directors are outlined in our Corporate Governance Principles, which are available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Governance.”

Leadership Structure

Pursuant to our Corporate Governance Principles, the roles of Chairperson and Chief Executive Officer may be filled by the same or different individuals. This allows our board of directors flexibility to determine whether the two roles should be combined or separated based on our needs and our board of directors’ assessment of our leadership from time to time. Our board of directors believes that it is in the best interests of the Company and our stockholders for Adam Miller, our Chief Executive Officer, to have served as our Chairperson, and R. C. Mark Baker, an independent director, to have served as our Lead Independent Director.

Our board of directors believes that having our Chief Executive Officer fill the role of Chairperson and a non-employee director fill the role of Lead Independent Director has provided the appropriate balance in our leadership. Combining the roles of Chairperson and Chief Executive Officer promoted unified leadership and direction, contributing to operational effectiveness and efficiencies that facilitated the implementation of strategic initiatives and business plans to optimize stockholder value. In order to facilitate communication between management and the independent members of our board of directors, the Lead Independent Director was authorized to schedule and prepare agendas for meetings or closed sessions without the presence of employee directors or members of management. The Lead Independent Director was also responsible for communicating with our Chief Executive Officer, disseminating information to the rest of our board of directors in a timely manner, and raising issues with management on behalf of the independent directors when appropriate.

In January 2018, the Company announced its plan to separate the roles of Chairperson and Chief Executive Officer once a new Chairperson is appointed. Our board of directors believes that, in light of the Company’s current business and operating environment, such structure, when implemented, will help streamline decision-making and enhance accountability. On May 8, 2018, our nominating and corporate governance committee recommended, and our board of directors approved, the appointment of Ms. Steele as Chairperson, effective as of the effectiveness of her election to our board of directors. Accordingly, if elected to our board of directors, Ms. Steele will begin serve as Chairperson.

Our board of directors, including each of its committees, has full access to members of management, either as a group or individually, and to information deemed necessary to fulfill the obligations of our board of directors and its committees.

The Board’s Role in Risk Oversight

Our management has day-to-day responsibility for identifying risks facing the Company, including implementing suitable mitigating processes and controls, assessing risks in relation to the Company’s strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, its stockholders, and other stakeholders. Our board of directors is responsible for ensuring that an appropriate culture of risk management exists within the Company, overseeing its aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our board of directors oversee risks associated with their respective areas of responsibility and expertise. For example, our Audit Committee oversees, reviews and discusses with management and our independent registered public accounting firm, our major financial reporting and accounting risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Compensation Committee oversees risks associated with our compensation policies, plans and practices. Our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence and board of directors’ composition and organization. Management and other employees report to our board of directors and/or relevant committee(s) from time to time on risk-related issues.

Director Independence

Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of Nasdaq. In addition, compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of Nasdaq.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Harold Burlingame, Dean Carter, Robert Cavanaugh, Richard Haddrill, Joseph Osnoss, Marcus S. Ryu, Kristina Salen, Elisa A. Steele and Steffan Tomlinson, representing nine of the ten directors who will serve on our board of directors if Proposal 1 (election of directors) is approved by our stockholders, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of such director or director nominee and that each of these directors or director nominees is “independent” as that term is defined under the listing standards of Nasdaq. In addition, our board of directors determined that R. C. Mark Baker and Joseph Payne, who will continue to serve as directors until the Annual Meeting, are also independent. Our board of directors also determined that Messrs. Burlingame and Tomlinson and Ms. Salen, who comprise our Audit Committee, Messrs. Baker, Burlingame and Carter, who comprise our Compensation Committee, and Messrs. Carter, Cavanaugh and Osnoss, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules and the listing standards of Nasdaq. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence.

Investment Agreement

Pursuant to the terms of an investment agreement (the “Investment Agreement”) among the Company and certain affiliates of Silver Lake Group, L.L.C. (“Silver Lake”), Silver Lake became entitled to nominate two individuals to our board of directors. As long as Silver Lake or its affiliates beneficially own shares of our common stock (assuming conversion of the convertible notes held by Silver Lake) representing in excess of 10% of the outstanding shares of our common stock, Silver Lake will maintain the right to nominate two individuals for election to our board of directors, at least one of whom will be a managing director, director, officer, senior-level employee or advisor of Silver Lake or certain of its affiliates. As long as Silver Lake or its affiliates beneficially own shares of our common stock (assuming conversion of the convertible notes held by Silver Lake) representing in excess of 4% of the outstanding shares of our common stock, Silver Lake will maintain the right to nominate one individual for election to our board of directors, which individual will be a managing director, director, officer, senior-level employee or advisor of Silver Lake or certain of its affiliates.

In accordance with the terms of the Investment Agreement, Silver Lake nominated, and our board of directors elected, Joseph Osnoss to our board of directors. In May 2018, Silver Lake nominated Elisa A. Steele for election to our board of directors.

Director Nomination Process

Candidates for nomination to our board of directors are selected by our Nominating and Corporate Governance Committee in accordance with its charter, our amended and restated certificate of incorporation and bylaws, and our Corporate Governance Principles. While there are no specific minimum qualifications for director nominees, the ideal candidate should exhibit qualifications that will increase overall effectiveness of our board of directors, including independence, previous experience as a director or executive with other successful companies, the ability to meet other requirements under applicable rules (e.g., the requirement that members of our Audit Committee have an appropriate level of financial literacy and expertise), a high level of personal and professional ethics and integrity, proven achievement and competence in the nominee’s field, skills that are complementary to those of existing members of our board of directors, the ability to assist and support management and make significant contributions to our success, and an understanding of the fiduciary duties belonging to members of our board of directors and the commitment of time and energy necessary to diligently fulfill those duties. In evaluating the suitability of a director candidate, our Nominating and Corporate Governance Committee considers factors such as character, integrity, judgment, diversity, including, but not limited to, diversity in terms of experience, gender, race and ethnicity, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like.

Our Nominating and Corporate Governance Committee makes an effort to ensure that our board of directors’ composition reflects a broad diversity of experience, professions, skills, viewpoints, personal traits and backgrounds. However, our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, does not assign specific weights to particular criteria and does not believe that any specific criterion is necessarily applicable to all prospective nominees. Instead, when reviewing a candidate, our Nominating and Corporate Governance Committee reviews the candidate’s qualifications in light of the specific needs of our board of directors at that time.

To date, our Nominating and Corporate Governance Committee has relied on its network of contacts to compile a list of potential candidates, but it is authorized to retain recruiting professionals to assist in identifying and evaluating candidates for consideration as needed. After conducting appropriate inquiries into the backgrounds and qualifications of potential candidates and reviewing the candidates in light of the factors discussed above, our Nominating and Corporate Governance Committee selects nominees for recommendation to our board of directors by majority vote. Based on our Nominating and Corporate Governance Committee’s recommendation, our board of directors selects director nominees and recommends them for election by our stockholders. Our board of directors may also fill any vacancies that arise between annual meetings of stockholders.

Stockholder Recommendations and Nominations of Candidates for Election to our Board of Directors

Our Nominating and Corporate Governance Committee will consider director candidates who are timely recommended by stockholders who have continuously held at least 1% of the fully diluted capitalization of our company for at least 12 months prior to the submission of the recommendation. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of the requisite number of shares of our common stock during the 12-month period referenced above. There are no differences in the manner in which our Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise.

A stockholder of record can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4 of our bylaws and the rules and regulations of the SEC. Any eligible stockholder who wishes to submit a nomination should review the requirements in our bylaws for nominations by stockholders. Any nomination should be sent in writing to our General Counsel at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404. Notice must be received by us no earlier than February 11, 2019 and no later than March 13, 2019 for our 2019 Annual Meeting of Stockholders. The notice must state the information required by Section 2.4 of our bylaws and otherwise must comply with applicable federal and state law.

Code of Business Conduct and Ethics

We have adopted a code of business conduct that is applicable to all of our employees, officers and directors, including our chief executive, principal financial and principal accounting officers. Our Code of Business Conduct and Ethics is available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Governance.” We will post amendments to our code of business conduct or waivers of our code of business conduct for directors and executive officers on the same website.

Communication with our Board of Directors

Any stockholder wishing to communicate with any of our directors may write to the director, c/o General Counsel, at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404. Our General Counsel will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate materials) and, if appropriate, forward such communications to the appropriate director(s) or, if none is specified, to the Chairperson of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act. Our Nominating and Corporate Governance Committee reviews and approves the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with our board of directors.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

Board and Committee Meetings

Our board of directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. Our board of directors met 15 times during 2017. During

2017, each director attended at least 75% or more of the aggregate of (a) the total number of meetings of our board of directors (held during the period for which he or she served as a director) and (b) the total number of meetings held by all committees of our board of directors on which he or she served (held during the periods for which he or she served).

While we do not mandate attendance by members of our board of directors at our annual meetings of stockholders, we do have a formal policy encouraging our directors to attend. Eight directors attended our 2017 Annual Meeting of Stockholders, either in person or telephonically.

The following table sets forth the three standing committees of our board of directors and the members of each committee:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
R. C. Mark Baker		✓
Harold W. Burlingame	✓	✓ (Chair)
Dean Carter		✓	✓
Robert Cavanaugh			✓
Joe Osnoss			✓ (Chair)
Joseph P. Payne
Kristina Salen	✓ (Chair)
Steffan C. Tomlinson	✓

Committees of our Board of Directors

Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee all operate under charters approved by our board of directors, which charters are available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Governance.”

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	overseeing the audit of our financial statements;

•	overseeing the organization and performance of our internal audit function and our internal accounting and financial controls;

•	appointing our independent registered public accounting firm and reviewing and overseeing its qualifications, independence and performance; and

•	overseeing the management of risks associated with our financial reporting, accounting and auditing matters.

Our Audit Committee consists of Messrs. Burlingame and Tomlinson and Ms. Salen, with Ms. Salen serving as chairperson. Our board of directors has determined that each member of our Audit Committee meets the financial literacy requirements under the listing standards of Nasdaq and the SEC rules and regulations, and Ms. Salen qualifies as our Audit Committee financial expert as defined under SEC rules and regulations. Our board of directors has concluded that the composition of our Audit Committee meets the requirements for independence under the current listing standards of Nasdaq and SEC rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of Nasdaq and SEC rules and regulations. Our Audit Committee met seven times during 2017.

Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and programs. Our Compensation Committee is responsible for, among other things:

•	assisting our board of directors with respect to oversight of executive compensation, including compensation of our Chief Executive Officer;

•	approving and evaluating compensation plans, policies and programs related to executive compensation;

•	evaluating and making recommendations to our board of directors regarding director compensation;

•	administering our equity compensation plans; and

•	reviewing and discussing with management the risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our business.

Our Compensation Committee consists of Messrs. Baker, Burlingame and Carter, with Mr. Burlingame serving as chairman. Our board of directors has determined that each member of our Compensation Committee is independent within the meaning of the listing standards of Nasdaq and SEC rules and regulations, including Rule 10C-1 under the Exchange Act, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable listing standards of Nasdaq and SEC rules and regulations. Our Compensation Committee met two times during 2017. For additional information regarding the procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	reviewing and making recommendations regarding corporate governance matters;

•	evaluating and making recommendations regarding the organization and governance of our board of directors and its committees;

•	assessing the performance of members of our board of directors and making recommendations regarding committee assignments;

•	recommending desired qualifications for membership on our board of directors and conducting searches for potential members of our board of directors; and

•	reviewing our Code of Business Conduct and Ethics and considering questions of possible conflicts of interest.

Our Nominating and Corporate Governance Committee consists of Messrs. Carter, Cavanaugh and Osnoss, with Mr. Osnoss serving as chairman. Our board of directors has determined that each of Messrs. Carter, Cavanaugh and Osnoss are independent within the meaning of the listing standards of Nasdaq. We believe that the composition of our Nominating and Corporate Governance Committee meets the requirements for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with, any applicable listing standards of Nasdaq and SEC rules and regulations. Our Nominating and Corporate Governance Committee met nine times in 2017. For additional information regarding our Nominating and Corporate Governance Committee, see “Corporate Governance — Director Nomination Process” above.

In addition, we convened a transaction committee in 2017 to thoroughly evaluate the Company’s various strategic alternatives. That committee met 13 times in 2017.

Our board of directors may from time to time establish other standing and ad hoc committees, as is necessary or desirable.

Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by non-employee members of our board of directors for the year ended December 31, 2017. Adam Miller, our Chief Executive Officer, does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Current non-employee directors:
R. C. Mark Baker	$90,135	$215,690	$305,825
Harold W. Burlingame	$59,931	$215,690	$275,621
Dean Carter(4)	$31,449	$420,386	$451,835
Robert Cavanaugh	$43,479	$215,690	$259,169
Joe Osnoss(5)	$7,742	$382,195	$389,937
Joseph P. Payne	$76,621	$215,690	$292,311
Kristina Salen	$58,310	$215,690	$274,000
Steffan C. Tomlinson(6)	$53,104	$420,386	$473,490

(1)	Reflects the aggregate grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 27, 2018. These amounts do not necessarily correspond to the actual value that may be realized by the director.
(2)	The aggregate number of shares subject to stock options and restricted stock units outstanding at December 31, 2017 for each non-employee director is as follows:

Name	Aggregate Number (#) of Stock Options Outstanding as of December 31, 2017	Aggregate Number (#) of Restricted Stock Units Outstanding as of December 31, 2017	Total Number (#) of Shares Subject to Outstanding Awards
R. C. Mark Baker	42,900	5,850	48,750
Harold W. Burlingame	121,855	5,850	127,705
Dean Carter	—	10,640	10,640
Robert Cavanaugh	53,500	7,417	60,917
Joe Osnoss	—	10,760	10,760
Joseph P. Payne	43,900	5,850	49,750
Kristina Salen	35,500	5,850	41,350
Steffan C. Tomlinson	—	10,640	10,640

(3)	The actual values of restricted stock units granted to directors vary from the target values for these awards because the calculation of restricted stock units is based on a rolling average share price that differs from the share price on the grant date.
(4)	Effective as of May 3, 2017, Mr. Carter was elected to our board of directors.
(5)	Effective as of December 8, 2017, Mr. Osnoss was elected to our board of directors.
(6)	Effective as of May 3, 2017, Mr. Tomlinson was elected to our board of directors.

In 2017, our Compensation Committee undertook a competitive review of non-employee director compensation. Based on the results of that review, the Compensation Committee determined it was appropriate to make, and our board of directors approved, the following compensation adjustments. Non-employee directors receive an annual retainer of $40,000. Our Lead Independent Director is paid an additional annual retainer of $20,000. The chair of our Audit Committee is paid an additional annual retainer of $20,000, and members of our Audit Committee other than the chair are paid an additional annual retainer of $10,000. The chair of our

Compensation Committee is paid an additional annual retainer of $15,000, and members of our Compensation Committee other than the chair are paid an additional annual retainer of $7,500. The chair of our Nominating and Corporate Governance Committee is paid an additional annual retainer of $10,000, and members of our Nominating and Corporate Governance Committee other than the chair are paid an additional annual retainer of $5,000. In May 2018, our board of directors approved an annual retainer of $50,000 for the independent Chairperson.

In addition to the compensation described above, each new non-employee director who joins our board of directors, upon election to our board of directors, is granted an initial restricted stock unit award covering shares of our common stock with a target value of $400,000 using intrinsic value. Each initial restricted stock unit award will vest over a three-year period with 1/3 of the restricted stock units scheduled to vest on each of the first three anniversaries of the grant date, subject to the director’s continued service as of each such date.

In addition, all non-employee directors will receive, on the date of each of our annual stockholder meetings, an annual restricted stock unit award covering shares of our common stock with a target value of $220,000 using intrinsic value (with the calculation of the value of such awards to be determined on the same day that the Compensation Committee approves the awards). Each annual restricted stock unit award will vest upon the earlier of (i) the first anniversary of the date of grant; and (ii) the date of the next annual meeting of shareholders, in each case subject to the director’s continued service as of such date.

To align directors’ interests with those of our stockholders, each non-employee director on our board of directors is expected to accumulate and hold a number of shares of our common stock with a value equal to at least five times his or her annual cash retainer for service on our board of directors (not including retainers for serving as a member or chair of any committee of our board of directors), and to maintain this minimum amount of stock ownership throughout his or her tenure on our board of directors. Existing and new non-employee directors are expected to achieve the applicable level of ownership by February 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us, in which the amount involved exceeds $120,000, without the approval or ratification of our Audit Committee. In approving or rejecting any such proposal, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

In addition to the compensation arrangements discussed in the section titled “Executive Compensation,” in fiscal 2017, we were party to the following transactions in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them may be deemed to have or have had a direct or indirect material interest.

Subscription Services Agreements

Steffan C. Tomlinson, a member of our board of directors since May 2017, served as Chief Financial Officer of Palo Alto Networks, Inc. from February 2012 to March 2018. We have a vendor and a customer relationship with Palo Alto Networks, Inc. that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers. In fiscal 2017, we incurred expenses of approximately $0.7 million to Palo Alto Networks in hardware, license, maintenance and support fees, while we billed Palo Alto Networks, Inc. approximately $0.3 million for our services. In addition, we expect to pay approximately $0.7 million and receive approximately $0.3 million in such fees for fiscal 2018.

Investments by Firms Affiliated with our Directors

In 2017, we entered into an agreement with Silver Lake, pursuant to which Silver Lake and certain other parties invested an aggregate of $300.0 million in principal amount of 5.75% senior convertible notes due July 1, 2021 (the “2021 Notes”). In connection with the investment, Silver Lake maintains a right to nominate two individuals for election to our board of directors, subject to certain limitations. Joseph Osnoss, a managing director of Silver Lake, was appointed to our board of directors in December 2017 as one of Silver Lake’s representatives. In May 2018, Silver Lake nominated Elisa A. Steele for election to our board of directors as the second of its two representatives.

In addition, in connection with the sale of the 2021 Notes, we entered into an investment agreement with Silver Lake providing Silver Lake with the option to purchase all or a portion of any equity securities, or instruments convertible into or exchangeable for any equity securities, in any proposed offerings by us until the earlier of June 2019 or such time as Silver Lake no longer has a representative and no longer has rights to have a representative on our board of directors.

As of February 28, 2018, $300.0 million aggregate principal amount of the 2021 Notes was outstanding. We did not pay any interest on the 2021 Notes in fiscal 2017.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Transactions with Cornerstone OnDemand Foundation

We helped form the Cornerstone OnDemand Foundation, or the Foundation, in 2010. The Foundation’s board of directors has five members, including Adam Miller, our Chief Executive Officer. None of the other four directors is an officer or employee of the Company. In fiscal 2017, we provided at no charge certain resources to the Foundation, with approximate value of $3.4 million. In addition, we expect to provide at no charge certain resources to the Foundation with approximate value of $3.5 million in 2018.

Transactions with The Corner Restaurant

Our CEO, has an ownership interest in The Corner Restaurant. In fiscal 2017, we incurred expenses of approximately $0.3 million to The Corner Restaurant related to use of the restaurant and its services. In addition, we expect to incur expenses of approximately $0.3 million for fiscal 2018. However, our CEO is not involved in purchasing decisions we make with respect to The Corner Restaurant.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 28, 2018 with respect to the beneficial ownership of our common stock by (i) each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings; (ii) each director and nominee for director; (iii) each named executive officer listed in the table entitled “Summary Compensation Table” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. The information provided in the table is based on the Company’s records, information filed with the SEC and information provided to us, except where otherwise noted.

As of February 28, 2018, 57,313,233 shares of our common stock were issued and outstanding. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options held by that person that are currently exercisable or exercisable within 60 days of February 28, 2018, and shares issuable upon the vesting of restricted stock units within 60 days of February 28, 2018. However, we did not deem these shares to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage
5% stockholders:
Silver Lake Group, L.L.C.(2)	6,999,992	12.2%
Eminence Capital, LP(3)	5,708,593	10.0%
The Vanguard Group, Inc.(4)	4,371,394	7.6%
BlackRock, Inc.(5)	3,770,402	6.6%
RGM Capital, LLC(6)	3,057,896	5.3%
Praesidium Investment Management Company, LLC(7)	2,942,478	5.1%
Named executive officers and directors:
Adam L. Miller(8)	5,440,737	9.3%
Brian L. Swartz(9)	46,466	*
Vincent Belliveau(10)	302,178	*
David J. Carter(11)	155,723	*
Mark Goldin(12)	162,932	*
Kirsten Helvey(13)	263,268	*
R. C. Mark Baker(14)	53,900	*
Harold W. Burlingame(15)	163,155	*
Dean Carter	—	—
Robert Cavanaugh(16)	62,550	*
Richard Haddrill	—	—
Joseph Osnoss	—	—
Joseph P. Payne(17)	64,050	*
Marcus S. Ryu	—	—
Kristina Salen(18)	42,850	*
Elisa A. Steele	—	—
Steffan C. Tomlinson	—	—
All directors and executive officers as a group (18 people)(19)	6,955,224	11.7%

(*)	Represents beneficial ownership of less than 1%.

(1)	Shares shown in the table above consist of shares (i) held in the beneficial owner’s name, (ii) held jointly by the beneficial owner with others, (iii) held in the name of a bank, nominee or trustee for the beneficial owner’s account or (iv) held by the beneficial owner pursuant to any voting trust or similar agreement.
(2)	According to a Schedule 13D filed with the SEC on December 18, 2017 and information provided to the Company, the 6,999,992 shares of Common Stock which may be deemed to be beneficially owned by Silver Lake Group, L.L.C. consists of 5,196,232 and 1,803,760 shares of Common Stock which would be received upon conversion of the $218,242,000 and $75,758,000 aggregate principal amount of the Company’s 5.75% Convertible senior notes due 2021 held by SLP Chicago Holdings, L.P. and SLC Chicago Co-Invest II, L.P., respectively, based on the initial conversion price of the convertible notes. The general partner of SLP Chicago Holdings, L.P. is SLP Chicago GP, L.L.C. and the managing member of SLP Chicago GP, L.L.C. is Silver Lake Alpine Associates, L.P. The general partner of SLC Chicago Co-Invest II, L.P. is SLC Co-Invest GP, L.L.C. and the managing member of each of Silver Lake Alpine Associates, L.P. and SLC Co-Invest GP, L.L.C. is Silver Lake Group, L.L.C. The managing members of Silver Lake Group, L.L.C. are Michael Bingle, Egon Durban, Kenneth Hao and Gregory Mondre. The address for each of the persons and entities above is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(3)	According to a Schedule 13G/A filed with the SEC on February 14, 2018, Eminence Capital serves as the management company or investment advisor to several Eminence funds and a separately managed account and may be deemed to have voting and dispositive power over shares held for the accounts of the Eminence funds and the separately managed account. Eminence GP serves as general partner or manager with respect to the shares directly owned by some of the Eminence funds and may be deemed to have voting and dispositive power over the shares held for the accounts of certain Eminence funds. Mr. Sandler is the chief executive officer of Eminence Capital and managing member of Eminence GP and may be deemed to have voting and dispositive power over the shares held for the accounts of the Eminence funds and the separately managed account, and individually over shares owned by certain family accounts and other related accounts over which Mr. Sandler has investment discretion. Eminence Capital and Sandler have shared voting and dispositive power with respect to all reported 5,708,593 shares, Eminence GP has shared voting and dispositive power with respect to 4,328,923 shares and Mr. Sandler has sole voting and dispositive power with respect to 3,585 shares. The business address of Eminence Capital, Eminence GP and Sandler is 65 East 55th Street, 25th Floor, New York, New York 10022.
(4)	According to a Schedule 13G filed with the SEC on February 9, 2018, the 4,371,394 shares reported by The Vanguard Group, Inc. (“Vanguard”) are owned, or may be deemed to be beneficially owned, by Vanguard, an investment adviser, which holds sole voting power over 103,208 shares, shared voting power over 6,331 shares, sole dispositive power over 4,266,055 shares and shared dispositive power over 105,339 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 99,008 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 10,531 shares as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)	According to a Schedule 13G/A filed with the SEC on January 29, 2018, the 3,770,402 shares reported by BlackRock, Inc. (“BlackRock”) are owned, or may be deemed to be beneficially owned, by BlackRock, the parent holding company, which holds sole voting power over 3,641,100 shares and sole dispositive power over 3,770,402 shares. The 3,770,402 shares reported are owned, directly or indirectly, by BlackRock or its subsidiaries, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC. The address for Blackrock is 55 East 52nd Street, New York, NY10022.
(6)	According to a Schedule 13D filed with the SEC on December 5, 2017, the 3,057,836 shares reported by RGM Capital, LLC (“RGM Capital”) are owned, or may be deemed to be beneficially owned, by RGM Capital, which holds shared voting power over 3,057,836 shares. As the managing member of RGM Capital, Robert G. Moses may be deemed to beneficially own the shares reported by RGM Capital. The address for RGM Capital is 9010 Strada Stell Court, Suite 105, Naples, FL 34109.

(7)	According to a Schedule 13D filed with the SEC on November 15, 2017, the 2,942,478 shares reported by Praesidium Investment Management Company, LLC (“Praesidium”) are owned, or may be deemed to be beneficially owned, by Praesidium, which holds sole voting power over 2,757,021 shares and sole dispositive power over 2,942,478 shares. As the managing members of Praesidium, each of Kevin Oram and Peter Uddo may be deemed to beneficially own the shares reported by Praesidium. The address for Praesidium is 1411 Broadway-29th Floor, New York, New York 10018.
(8)	Consists of (i) 3,399,090 shares held of record by Mr. Miller; (ii) 755,991 shares held of record by the Miller Family Irrevocable Trust dated as of July 1, 2010, for which the Goldman Sachs Trust Company of Delaware serves as trustee and special trustee, Mr. Miller’s spouse serves as investment advisor and Mr. Miller has the power to remove and replace the trustee, special trustee and investment advisor; (iii) 300,000 shares held of record by the MST Trust dated as of December 17, 2012, for which Goldman Sachs Trust Company of Delaware serves as trustee, Mr. Miller’s father serves as distribution advisor, Mr. Miller serves as investment advisor and Mr. Miller has the power to remove and replace the trustee, distribution advisor and investment advisor; (iv) options to purchase 974,325 shares of Common Stock that are exercisable within 60 days of February 28, 2018; and (v) 11,331 shares issuable upon the settlement of RSUs releasable within 60 days of February 28, 2018.
(9)	Consists of (i) 11,973 shares held of record by Mr. Swartz; (ii) 23,958 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018; and (iii) 10,535 shares issuable upon the settlement of RSUs releasable within 60 days of February 28, 2018.
(10)	Consists of (i) 163,175 shares held of record by Mr. Belliveau; (ii) 132,045 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018; and (iii) 6,958 shares issuable upon the settlement of RSUs releasable within 60 days of February 28, 2018.
(11)	Consists of (i) 15,607 shares held of record by Mr. Carter; (ii) 133,158 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018; and (iii) 6,958 shares issuable upon the settlement of RSUs releasable within 60 days of February 28, 2018. Mr. Carter retired from his position as our Chief Sales Officer, effective as of March 31, 2018. For information regarding our transition agreement with Mr. Carter, please see “- Compensation Discussion and Analysis—Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control.”
(12)	Consists of (i) 16,141 shares held of record by Mr. Goldin; (ii) 139,833 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018; and (iii) 6,958 shares issuable upon the settlement of RSUs releasable within 60 days of February 28, 2018.
(13)	Consists of (i) 14,265 shares held of record by Ms. Helvey; (ii) 242,045 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018; and (iii) 6,958 shares issuable upon the settlement of RSUs releasable within 60 days of February 28, 2018. Ms. Helvey retired from her position our Chief Operating Officer, effective as of March 31, 2018. For information regarding our transition agreement with Ms. Helvey, please see ““- Compensation Discussion and Analysis—Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control.”
(14)	Consists of (i) 11,000 shares held of record by Mr. Baker; and (ii) 42,900 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018.
(15)	Consists of (i) 41,300 shares held of record by Mr. Burlingame; and (ii) 121,855 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018.
(16)	Consists of (i) 7,483 shares held of record by Mr. Cavanaugh; and (ii) 53,500 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018 and (ii) 1,567 shares issuable upon the settlement of RSUs releasable within 60 days of February 28, 2018.
(17)	Consists of (i) 20,150 shares held of record by Mr. Payne; and (ii) 43,900 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018.
(18)	Consists of (i) 7,350 shares held of record by Ms. Salen; and (ii) 35,500 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018.

(19)	Consists of (i) 4,785,061 shares held of record by our current directors and executive officers and their affiliates; (ii) 2,113,530 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2018; and (iii) 56,633 shares issuable upon the settlement of RSUs releasable within 60 days of February 28, 2018.

EXECUTIVE OFFICERS

Biographical data as of February 28, 2018 for each of our current executive officers is set forth below, excluding Mr. Miller’s biography, which is included under the heading “Board of Directors and Corporate Governance” above.

Executive Officers

Brian L. Swartz, age 45, has served as our Chief Financial Officer since May 2016. Prior to joining us, Mr. Swartz served as Chief Financial Officer at zulily, one of the largest e-commerce companies in the United States from June 2015 to May 2016. Prior to joining zulily, Mr. Swartz served most recently as Chief Financial Officer at Apollo Education Group, a global private-sector education company, from December 2006 to May 2015. Before his role with Apollo, Mr. Swartz was VP and Corporate Controller at Eagle Picher, an industrial manufacturing and technology company. He began his career in public accounting and earned his C.P.A. (inactive). Mr. Swartz holds a B.A. in Business Administration with an Accounting major from the University of Arizona.

Adrianna Burrows, age 42, has served as our Chief Marketing Officer since March 2018. Prior to this role, Ms. Burrows served as Chief Marketing Officer of Stack Exchange Inc., a provider of a network of question-and-answer websites, from January 2016 to February 2018. From November 2015 to December 2015, Ms. Burrows served as a paid executive marketing consultant for Finer GTM LLC. From July 2010 to October 2015, Ms. Burrows served in various marketing positions at Microsoft Corporation, a software company, including as a General Manager and Partner. Ms. Burrows holds a B.A. in Communications from the University of Washington.

Mark Goldin, age 56, has served as our Chief Technology Officer since June 2010. Prior to joining us, Mr. Goldin served as Chief Technology Officer at DestinationRx, Inc., a healthcare data management company, from September 2009 to June 2010. From August 2005 to September 2008, Mr. Goldin was Chief Operations and Technology Officer at Green Dot Corporation, a financial services company. Prior to Green Dot, from December 1992 to August 2005, Mr. Goldin served as Senior Vice President and Chief Technology Officer at Thomson Elite, a provider of technology solutions for professional services firms and currently part of Thomson Reuters Corporation.

Jeffrey Lautenbach, age 49, has served as our President, Global Field Operations since January 2018. Prior to this role, Mr. Lautenbach served as President Worldwide Field Operations of Jive Software, Inc., a provider of business communication and collaboration solutions, from August 2015 to July 2017. From February 2014 to August 2015, Mr. Lautenbach was Chief Revenue Officer at HC1, Inc., a provider of cloud-based healthcare relationship management solutions. From December 2012 to February 2014, Mr. Lautenbach served as President CRM of SAP SE, a software company. From January 2011 to December 2012, Mr. Lautenbach held the position of SVP Enterprise Commercial Sales Americas at salesforce.com, inc., a provider of cloud-based CRM solutions. Prior to salesforce, Mr. Lautenbach served in a variety of roles over 19 years at IBM, most recently managing more than 1,300 employees while serving as Vice President, West IMT for the Software Group. Mr. Lautenbach holds a B.A. in Marketing from Xavier University and an M.B.A. from the University of Illinois.

Adam Weiss, age 40, has served as our Chief Administrative Officer and General Counsel since February 2018, and is responsible for our legal, human resource, administration, and privacy functions worldwide. Prior to this role, Mr. Weiss held the positions of Senior Vice President, Administration and General Counsel from April 2016 to January 2018, Vice President, Business Affairs and General Counsel from April 2013 to March 2016, and General Counsel from May 2006 to March 2013. Before joining us, from 2003 to April 2006, Mr. Weiss was an associate with the law firm of Lurie, Zepeda, Schmalz & Hogan. Mr. Weiss holds a B.A. in Economics and Political Science from Stanford University and a J.D. from UCLA School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information about the material components of our compensation program for our named executive officers, or NEOs, and is intended to provide a better understanding of our compensation practices and decisions that affected the compensation payable in 2017 to our NEOs.

Our NEOs for 2017 were Adam Miller, our Chief Executive Officer; Brian Swartz, our Chief Financial Officer; David Carter, who retired as our Chief Sales Officer in March 2018; Vincent Belliveau, our Executive Vice President and General Manager of EMEA; Mark Goldin, our Chief Technology Officer; and Kirsten Helvey, who retired as our Chief Operating Officer in March 2018.

EXECUTIVE SUMMARY

BUSINESS AND COMPENSATION HIGHLIGHTS

Key Operational Highlights

Strategic Advances and Business Accomplishments

In 2017, we continued to be a leading global provider of learning and human capital management software delivered as Software-as-a-Service (“SaaS”). We are one of the world’s largest cloud computing companies with approximately 35.3 million users across 3,250 clients using the system in 192 countries and 43 different languages. We help organizations around the globe recruit, train and manage their employees. Our human capital management platform combines the world’s leading unified talent management solutions with state-of-the-art analytics and HR administration solutions to enable organizations to manage the entire employee lifecycle. Our focus on continuous learning and development helps organizations to empower employees to realize their potential and drive success. Key highlights of our strategic advances and business accomplishments throughout the year include:

•	Announcing and beginning to implement our strategic plan with the objective of better positioning us for long-term growth and increasing shareholder value. In connection with the plan, we are (i) sharpening our focus on recurring revenue growth; (ii) driving operating margin and free cash flow improvement; (iii) developing new recurring revenue streams, including e-learning content subscriptions; (iv) bolstering our leadership team; and (v) strengthening our governance to help us best execute on this strategic transformation;

•	Maintaining average annual dollar retention rate of approximately 95% since 2002; and

•	Continuing to increase our product penetration with clients across all segments and geographies.

Our focus remains on empowering people, organizations and communities with our comprehensive talent management solutions.

Financial Performance

We finished another year of good execution as shown by revenue growth and by delivering our second year of non-GAAP profitability. We achieved the following financial results in fiscal year 2017:

•	Full year revenue of $482.0 million, up 13.9% year-over-year or 15.3% year-over-year on a constant currency basis;

•	Full year billings of $525.8 million, up 16.0% year-over-year or 11.5% year-over-year on a constant currency basis;

•	Full year net loss of $(61.3) million and full year non-GAAP net income of $25.2 million; and

•	Full year unlevered free cash flow of $43.7 million.

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 27, 2018, for a more detailed discussion of our fiscal 2017 financial results and, beginning on page 51 of that Annual Report on Form 10-K, a discussion regarding our key metrics.

Key Compensation Highlights

The success of our business is driven by rapidly changing technology and the services we can provide to our customers. In order to stay competitive in our industry, our compensation packages are designed to attract, retain and incentivize our executive team and to align our compensation practices with the creation of value for our stockholders. We believe our compensation programs are effectively designed to reward our executives when our business performs well, which in turn strengthens the ties between our performance and stockholder value.

Below, we provide a summary of the key compensation related actions and outcomes from 2017, which we believe in the aggregate demonstrates our strong commitment to pay for performance.

•	No increases to target cash compensation levels: For fiscal 2017, there were no increases in base salaries nor target bonus percentages for any NEOs.

•	Modified annual incentive plan to better align with key value drivers of business: Substantially retained all three performance metrics from the 2016 Executive Compensation Plan and added billings as a fourth performance metric:

2017		2016
Performance Metric	Weighting	Performance Metric	Weighting
Revenue	35%	Revenue	65%
Billings	30%	Free cash flow	10%
Free cash flow	10%	Non-GAAP net income	25%
Non-GAAP net operating income	25%

Overview of Our Pay and Performance Alignment

Emphasis on At Risk Compensation

The compensation of our executive officers is weighted towards variable, performance-based incentive awards. In 2017, 91% of total target direct compensation for the CEO consisted of variable compensation (in the form of both short-term cash incentives and long-term equity incentives connected to either financial performance or variations in the Company’s share price). For the other NEOs in aggregate, 87% of total target direct compensation consisted of variable pay.

Realizable Value Aligned with Stockholder Experience

Realizable pay provides another perspective to help demonstrate the alignment of our NEOs’ financial interests with that of our stockholders. Given that shifts in our stock price can cause stock-based awards to have significantly different values over time than their original value on their date of grant, the Compensation Committee considers it important to focus on the amount of pay that is realizable by our NEOs at any point in time. This view of pay and performance helps our Compensation Committee to ensure our executive pay program appropriately aligns with the experiences of our stockholders over time.

As highlighted above, our compensation program delivered more than 85% of target compensation to our NEOs in the form of incentives that are tied to our future financial and stock performance (relative and absolute). As a result, realizable compensation, defined as the value of base salary paid, actual bonuses earned, options and restricted stock units valued at the Company’s share price as of December 31, 2017, and outstanding performance shares based on our most current projected financial performance level for the performance periods ending 2018 and 2019, will vary from the compensation targeted by the Compensation Committee. Over the three-year period from January 1, 2015 through December 31, 2017 realizable compensation was 49% of target total direct compensation for the CEO and 68% of target total pay, on average, for Messrs. Belliveau, Carter, Goldin and Ms. Helvey (NEOs with three full years of compensation data). The difference in targeted compensation and realizable compensation over the 3-year period can be attributed to a combination of factors, most notably:

•	Between 2015 and 2017, more than 85% of our targeted compensation was at risk; therefore, realizable pay will more closely align with our actual financial performance and stock price over that same period.

•	Performance-based restricted stock units granted in 2016 and 2017 are not expected to meet the minimum performance criteria and as a result are valued at zero in the expected realizable compensation metrics.

•	Our executive cash incentive plans have, on average, paid out at 87% of target.

•	Option grants made during the 2015 fiscal year were out of the money based on stock price as of December 31, 2017.

CEO Compensation mix 9% 9% 83% 91% base salary short-term cash incentives long-term equity incentives performance-based pay other neo compensation mix 13% 12% 74% 87% base salary short-term cash incentives long-term equity incentives performance-based pay

Executive Compensation Governance Practices

We continued our commitment to strong corporate governance practices that ensure our executive compensation program aligns with stockholder interests.

What we do	What we don’t do

✓  Base a significant majority of compensation opportunity on financial and stock price performance

✓  Set annual and long-term incentive targets based on clearly disclosed, objective performance measures

✓  Perform an annual compensation risk assessment

✓  Maintain a clawback policy

✓  Require executives to hold material positions in Cornerstone through stock ownership guidelines

×   Repricing of options without shareholder approval

×   Hedging transactions or short sales by executive officers or directors

×   Significant perquisites

×   Tax gross-ups for perquisites

×   Excise tax gross-ups upon change of control

×   Pension or supplemental executive retirement plan (SERP)

Compensation Decision Making Process and Governance Framework

Our Pay Philosophy and Governance Framework

Our compensation philosophy is to provide programs that attract, retain and motivate key employees who are critical to our long-term success. We strive to provide compensation packages to our executives that are competitive, reward the achievement of our business objectives, and align executive and stockholder interests by enabling our executives to acquire equity ownership in our business.

Peer Group and Its Use

In determining the appropriate level and form of compensation for 2017, our Compensation Committee reviewed publicly available market data relating to the cash and equity compensation of a peer group of publicly-held software companies of similar size and business focus. Our Compensation Committee reviewed and considered the data presented by Semler Brossy, which served as the Compensation Committee’s independent compensation consultant in 2017, but did not engage in any benchmarking or targeting of any specific levels of pay.

Our Compensation Committee reviewed the peer group in early 2017 for evaluating 2017 compensation decisions. The following companies comprised the peer group for compensation purposes in 2017:

Aspen Technology, Inc.	Medidata Solutions, Inc.

athenahealth, Inc.	Paycom Software, Inc.

Benefitfocus, Inc.	RealPage, Inc.

Callidus Software Inc.	Splunk Inc.

FireEye, Inc.	Tableau Software, Inc.

Guidewire Software Inc.	The Ultimate Software Group, Inc.

LogMeIn, Inc.	Zendesk Inc.

The 2017 peer group was determined after taking into account, as applicable, the following criteria:

•	Industry and business model comparability: SaaS and other application systems and/or systems software companies;

•	Size and scale comparability: Companies within a general revenue range of .4—2.5 times our revenue and market cap range of .33—3 times our market cap; and

•	Growth dynamics: Preference for companies with revenue growth near 15% or more year-over-year, designed to ensure that growth trajectories and expected future scales or peers are comparable to us.

Quantitative screens were primarily used as guides to inform our decision process on reviewing current or potential peers. Companies not explicitly meeting the quantitative screening criteria were additionally reviewed from a business fit perspective to ensure that they would be an appropriate company within the peer group.

As compared to our peer group for 2016, Demandware, Inc., Marketo Inc., NetSuite Inc., SPS Commerce, Inc. and Veeva Systems were removed due to size or as they are no longer public companies. LogMeIn, Inc., Medidata Solutions, Inc. and Paycom Software, Inc. were added to the 2017 peer group after taking into account the factors outlined above.

Under the direction of our Compensation Committee, Semler Brossy provided competitive market data to review our compensation programs, identify trends in executive cash and equity compensation and make recommendations as to appropriate levels of compensation for 2017. While Semler Brossy’s analysis and recommendations were a strong factor in determining 2017 compensation levels, our Compensation Committee used its discretion in setting appropriate compensation levels and, in some cases, selected compensation levels that were different from those recommended by Semler Brossy.

Role of Compensation Committee

Our Compensation Committee is composed of the following individuals: R. C. Mark Baker, Harold W. Burlingame and Dean Carter. Our Compensation Committee operates under a written charter that establishes the duties and authority of our Compensation Committee. Our Compensation Committee reviews the terms of its charter annually, and its charter was most recently updated in April 2013. The fundamental responsibilities of our Compensation Committee include the following:

•	Providing oversight of our executive compensation policies, plans and benefit programs;

•	Assisting our board of directors in discharging its responsibilities relating to (i) oversight of the compensation of our Chief Executive Officer and other key employees including officers reporting under Section 16 of the Securities Exchange Act of 1934, as amended, (ii) approving and evaluating our executive officer compensation plans, policies and programs and (iii) evaluating and approving director compensation;

•	Assisting our board of directors in administering our equity compensation plans for our employees, directors and other service providers; and

•	Overseeing the management of risks associated with the Company’s compensation policies and practices.

Role of Independent Compensation Consultant

Our Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities and engaged Semler Brossy to serve as its independent advisor with respect to its compensation programs, including the reasonableness of cash compensation and long-term incentive grants for NEOs and other senior executives, advising on the market compensation environment, appropriate peer companies, compensation trends, and advising non-employee director compensation levels and program design. Semler Brossy reported directly to our Compensation Committee and only interacted with management as necessary. Semler Brossy did not perform work for us other than pursuant to its engagement by our Compensation Committee. Semler Brossy’s fees were paid by us. In April 2017, the Compensation Committee assessed the independence of Semler Brossy and concluded that its work had not raised any conflict of interest.

Role of Management

Members of our management team attend our Compensation Committee meetings when invited. At the outset of the 2017 annual compensation decision process, our CEO reviewed the compensation of our executive management team (including the NEOs other than himself) and made recommendations to the members of our Compensation Committee with respect to base salary, bonus and commission targets for the executives (but not for his own compensation). Our Compensation Committee retains the authority to accept or reject the CEO’s compensation recommendations for each and all executive officers, and, where it deems appropriate, make adjustments to the CEO’s recommendations when determining appropriate compensation levels. All decisions regarding the CEO’s compensation for 2017 were reviewed and approved by our Compensation Committee outside of his presence.

Say-on-Pay Vote

At our annual meeting of stockholders in June 2015, we held a non-binding advisory stockholder vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Approximately 32.1% of stockholder votes were cast in favor of our 2015 say-on-pay proposal. In response to this vote and direct feedback from stockholders, the Compensation Committee undertook several actions in 2015 and 2016, which are described in more detail in this document:

•	Made no equity grant to our CEO in fiscal year 2015;

•	Implemented share ownership guidelines for executives in 2016;

•	Introduced a formal clawback policy in 2016;

•	Committed to formal ongoing stockholder engagement;

•	Engaged new independent compensation consultant starting in 2016; and

•	Enhanced CD&A disclosure.

We believe that these changes, together with our existing compensation practices, have addressed the stockholder concerns that have been shared with us, and demonstrate our commitment to a compensation program designed to help drive the Company’s long-term value creation.

We currently hold say-on-pay votes every three years, as approved by our stockholders in a non-binding advisory vote at our annual meeting of stockholders in June 2015. Accordingly, this year our stockholders are being asked to approve the compensation of our named executive officers on a non-binding, advisory basis, as described in greater detail under Proposal 3 herein. This year, we will also hold a non-binding advisory vote to approve the frequency of future non-binding say-on-pay votes. We urge stockholders to vote to hold advisory votes to approve the compensation of our named executive officers every year.

Components of Our NEO Compensation

The compensation program for our NEOs consists of:

•	Base salary;

•	Short-term incentives, specifically sales commissions and milestone bonuses for commissioned NEOs (Messrs. Carter and Belliveau) and annual bonuses for non-commissioned NEOs (Messrs. Miller, Swartz and Goldin and Ms. Helvey);

•	Long-term incentives (equity awards);

•	Broad-based employee benefits; and

•	Severance and change of control benefits.

We believe the combination of these elements provides a compensation package that attracts and retains qualified individuals, links individual performance to the performance of our business, focuses the NEOs’ efforts on the achievement of both our short-term and long-term objectives as a company, and aligns the NEOs’ interests with those of our stockholders. Our Compensation Committee determines the appropriate use and weight of each component of NEO compensation based on its views of the relative importance of each component in achieving our overall objectives and position-specific objectives relevant to each NEO.

Base Salaries

We provide a base salary to our NEOs to compensate them for services rendered on a day-to-day basis. The base salaries of our NEOs are reviewed on an annual basis. The following table provides the base salaries of our NEOs for 2016 and 2017:

Named Executive Officer	2016 Base Salary		2017 Base Salary		% Increase
Adam Miller	$500,000		$500,000		0.0%
Brian Swartz	$425,000		$425,000		0.0%
David Carter	$290,000		$290,000		0.0%
Vincent Belliveau	$305,465	(1)	$305,465	(1)	0.0%
Mark Goldin	$350,000		$350,000		0.0%
Kirsten Helvey	$350,000		$350,000		0.0%

(1)	This amount reflects a base salary of €255,000, which has been converted into U.S. Dollars at a rate of $1.1979 Dollars per Euro, the exchange rate in effect on January 1, 2018.

In reviewing the salaries of our executives, our Compensation Committee reviewed and considered various market data presented by Semler Brossy as well as the factors described above under the heading “— Compensation Discussion and Analysis — Compensation Decision Process.” We did not engage in any benchmarking or targeting of any specific levels of pay when determining base salary levels. In connection with its review of 2017 base salaries, our Compensation Committee determined that no adjustment of any NEO’s base salary was necessary as the NEO’s current base salary was appropriate relative to market data and each executive’s experience, as well as past, current and anticipated contributions to our success.

Short-Term Incentives (Cash Bonuses and Sales Commissions)

Our short-term incentive program seeks to balance our NEOs’ focus on our company goals as well as reward their individual performance through the use of an executive compensation plan and separate sales commission plans, as appropriate for each NEO’s position. Each of Messrs. Miller, Swartz and Goldin and Ms. Helvey participated in an executive compensation plan under which bonuses were eligible to be earned upon our achievement of specified performance goals. Considering their respective sales positions within our organization, Mr. Carter and Mr. Belliveau participated in individualized sales commission plans that are similar to the plans used for all of our sales employees, as described below. Our executive compensation plan and our executive sales commission plans are treated as “non-equity incentive plan compensation” for purposes of the Summary Compensation Table and Grants of Plan-Based Awards Table below.

2017 Executive Compensation Plan

For 2017, our Compensation Committee established an executive compensation plan for Messrs. Miller, Swartz and Goldin and Ms. Helvey (the “2017 Executive Compensation Plan”). Under the terms of the 2017 Executive Compensation Plan, each NEO (other than Messrs. Carter and Belliveau) was entitled to receive a bonus that would vary in size depending on our success in meeting certain performance thresholds and targets with respect to a number of different performance metrics: revenue, billings, free cash flow and non-GAAP net operating income. The 2017 Executive Compensation Plan also directs the Compensation Committee to review achievement under the plan if the U.S. dollar to British pound and U.S. dollar to Euro currency exchange rates fluctuate by more than two-and-one-half percent during fiscal 2017, and make appropriate adjustments in light of said currency fluctuations. These metrics are used because they directly measure our ability to execute on our strategic imperatives of expanding market share while achieving appropriate levels of profitability. We believe successful performance on these metrics will drive sustainable long-term stockholder value creation. Under this plan, no bonus payout for a particular performance metric would be earned unless the performance threshold for that metric was met, and bonus payouts would be calculated linearly for achievement between the performance thresholds and targets.

The following table shows the performance metrics and weighting established by our Compensation Committee for the 2017 Executive Compensation Plan:

Performance Metric	Weighting(1)
Revenue	35%
Billings(2)	30%
Free cash flow(3)	10%
Non-GAAP net operating income(4)	25%

(1)	The amount payable with respect to each metric may be greater or less than the assigned weighting depending on the extent to which our performance exceeded or fell short of the applicable target.

(2)	Billings is generally defined as revenue plus the change in total deferred revenue.

(3)	Free cash flow is generally defined as operating cash flow minus capital expenditures and capitalized software.

(4)	Non-GAAP net operating income is loss from operations adjusted to exclude expenses related to stock-based compensation, amortization of intangible assets, accretion of debt discount and amortization of debt issuance costs and unrealized fair value adjustment on strategic investment.

The following tables show the target, minimum and maximum levels of performance and the bonus percentages corresponding with such levels of achievement for each NEO established by our Compensation Committee in March 2017 for the 2017 Executive Compensation Plan:

	Minimum(1)	Target	Maximum
Revenue	$475,500,000	$490,800,000	$502,800,000
Billings	$501,300,000	$533,900,000	$558,800,000
Free cash flow	$18,100,000	$42,200,000	$50,000,000
Non-GAAP net operating income	$20,500,000	$27,800,000	$35,400,000

(1)	No bonus payment for the applicable performance metric will be eligible to be earned unless the performance threshold for that performance metric is met.

Bonus Percentages for NEOs

The table below shows each NEO’s (other than Mr. Carter and Mr. Belliveau) bonus opportunity as a percentage of their respective base salaries that corresponds with the achievement of the performance targets above. For example, the 25% minimum in the “Revenue” column below represents that upon achievement of minimum performance with respect to the revenue metric, the individual’s bonus will be calculated based on 25% achievement of that particular performance metric.

	Revenue			Billings			Non-GAAP Free Cash Flow			Non-GAAP net income (loss)
	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum
Adam Miller	25%	100%	200%	25%	100%	200%	25%	100%	200%	25%	100%	200%
Brian Swartz	18%	70%	140%	18%	70%	140%	18%	70%	140%	18%	70%	140%
Mark Goldin	18%	70%	140%	18%	70%	140%	18%	70%	140%	18%	70%	140%
Kirsten Helvey	18%	70%	140%	18%	70%	140%	18%	70%	140%	18%	70%	140%

To increase focus on operating results and to align the NEOs’ interests with those of our stockholders, our Compensation Committee determined that these performance metrics were appropriate measurements of our performance, as revenue and billings measures our growth rates, free cash flow measures the cash profitability and margin potential of our business, and non-GAAP net operating income measures our execution on expenditures relative to our revenue growth.

The following table shows the minimum, target, and maximum bonus amounts under the 2017 Executive Compensation Plan for each of Messrs. Miller, Swartz and Goldin and Ms. Helvey. To the extent that our achievement was greater or less than the specified targets, the bonus amounts payable to each individual would be increased or decreased, respectively, although our Compensation Committee retained discretion to adjust bonus payments in its sole discretion. Our Compensation Committee determined these target bonus amounts based on the reasons below and the compensation factors described above under the heading “— Compensation Discussion and Analysis — Compensation Decision Process.”

	Minimum Bonus Amount(1)		Target Bonus Amount(2)		Maximum Bonus Amount(3)
	$	% of Base Salary	$	% of Base Salary	$	% of Base Salary
Adam Miller	12,500	2.5	500,000	100	1,000,000	200
Brian Swartz	7,438	1.8	297,500	70	595,000	140
Mark Goldin	6,125	1.8	245,000	70	490,000	140
Kirsten Helvey	6,125	1.8	245,000	70	490,000	140

(1)	Represents the minimum bonus amount payable if we met only our performance threshold for non-GAAP free cash flow, the metric with the lowest weighting. No bonus was payable if we failed to meet the performance threshold for at least one metric.
(2)	Represents the bonus amount payable if we achieved our full performance target with respect to each performance metric.
(3)	Represents the maximum bonus amount payable in aggregate, if we achieved the maximum target with respect to each performance metric.

Each NEO’s 2017 target bonus amount as a percentage of base salary remained the same as that NEO’s 2016 target bonus amount. Our Compensation Committee determined that these bonus targets were appropriate based on its review of the compensation practices of our peer group and that they enabled us to appropriately proportion our NEOs’ total cash compensation with respect to performance-based compensation. For 2017, the maximum bonus opportunity for executives was increased from 175% of target to 200% of target to be consistent with the bonus programs of more than half of the compensation peer group.

In early 2018, our Compensation Committee reviewed the 2017 performance metrics to determine the level of achievement relative to each performance target and threshold amount. The 2017 achievement levels for the performance targets were as follows:

	2017 Actual Performance	2017 Constant Currency Performance(1)	Effect on Calculation of Bonuses
Revenue	$481,985,000	$487,850,000	Bonus calculated linearly for achievement between the minimum and target levels

Billings	$525,816,000	$505,339,000	Bonus calculated linearly for achievement between the minimum and target levels

Free cash flow	$39,839,000	n/a	Bonus calculated linearly for achievement between the minimum and target levels

Non-GAAP operating income(2)	$26,873,000	n/a	Bonus calculated linearly for achievement between the target and maximum levels

(1)	The 2017 Executive Compensation Plan directs the Compensation Committee to automatically adjust performance for currency exchange rate fluctuations.
(2)	The 2017 Executive Compensation Plan allows for an adjustment to remove the impact of expenses associated with this plan. The achievement level for this performance target was calculated as $27.9 million for 2017, after this adjustment.

Accordingly, overall achievement relative to targets was approximately 75%. Individual payments under the 2017 Executive Compensation Plan were as follows:

Name	2017 Bonus Amount
Adam Miller	$373,676
Brian Swartz	$222,338
Mark Goldin	$183,101
Kirsten Helvey	$183,101

Sales Commission Plan

Because much of Mr. Belliveau’s and Mr. Carter’s responsibilities are focused on sales of our solutions, our Compensation Committee determined that it would be more appropriate for Mr. Belliveau and Mr. Carter to participate in a sales commission plan with terms that correspond to the results achieved by their respective teams rather than in the 2017 Executive Compensation Plan described above. Mr. Belliveau and Mr. Carter therefore earned commissions based on the sales of their respective direct sales teams, with Mr. Belliveau’s commissions based on sales in Europe, the Middle East and Africa, and Mr. Carter’s commissions based on total direct sales in the United States, North America and Latin America. The commission targets were determined by our Compensation Committee based in part on the recommendations of our CEO, which took into account the compensation factors described above under the heading “Compensation Discussion and Analysis — Compensation Decision Process.” Our Compensation Committee designed Mr. Belliveau’s and Mr. Carter’s commission structure both to reward them for their past success and to support our retention efforts.

During 2017, Mr. Belliveau and Mr. Carter were eligible to receive commissions based on total sales in their respective sales territories. The rate at which commissions are earned by each sales executive is highest in the first year of each client agreement and decreases each year thereafter and depends on whether the client agreement is a new agreement or a renewal. For 2017, our Compensation Committee established a sales quota for each of the sales executives. Mr. Belliveau’s total quota for 2017 was $67,500,000 in first-year revenue from new sales in assigned territories, and Mr. Carter’s quota for 2017 was $147,500,000 in first-year revenue from new sales in assigned territories. To the extent that a sales executive exceeded his quota for revenue in 2017, such sales executive’s commission rate was increased with respect to revenue invoiced and received by us in excess of the quota. For 2018, we changed our sales commission plans to focus exclusively on annual recurring revenue.

In addition, each sales executive was also eligible for a bonus if he met certain milestone sales targets by the dates specified in each executive’s commission plan. If Mr. Belliveau achieved specified milestones by specified dates, he would be eligible to receive a bonus of $23,958 upon completion of each milestone (based on a $1.1979 U.S. Dollar to Euro exchange rate as of January 1, 2018). If Mr. Carter achieved all specified milestones by specified dates, he would be eligible to receive a total bonus of $20,000 upon completion of all milestones.

For 2017, the following table shows the targets and amounts earned by Mr. Belliveau and Mr. Carter under his 2017 sales commission plan:

	Target 2017 Commission		Target 2017 Bonus		2017 Commission Earned(4)		Target 2017 Bonus Earned(6)
David Carter	$377,600	(1)	$20,000		$345,419		$—
Vincent Belliveau	$337,500	(2)	$23,958	(3)	$304,540	(5)	$5,595	(5)

(1)	This amount represents the total performance-based commissions that would have been earned under the commission plan if (i) Mr. Carter had achieved the sales quota established under his commission plan and (ii) the percentage of the sales quota attributable to software revenue and service revenue, respectively, had been consistent with the Company’s projections.
(2)	This amount represents the total performance-based commissions that would have been earned under the commission plan if (i) Mr. Belliveau had achieved the sales quota established under his commission plan and (ii) the percentage of the sales quota attributable to software revenue and service revenue, respectively, had been consistent with the Company’s projections.
(3)	Mr. Belliveau’s target 2017 bonus was €20,000. Amounts have been converted into U.S. Dollars at a rate of $1.1979 Dollars per Euro, the exchange rate in effect on January 1, 2018.
(4)	This amount represents the total performance-based commissions earned by Mr. Belliveau and Mr. Carter under the 2017 commission plan, including incremental revenue from renewals. Each executive also earned additional commissions for second-year revenue and third-year revenue received by us in 2017 with respect to client agreements entered into in prior years under sales commission plans established in such years for each such executive, which commission amounts are not reflected in this amount. For the commissions earned in 2017 under the 2017 sales commission plan and under plans established for prior years, see the non-equity incentive plan compensation column of the Summary Compensation Table below.
(5)	Amount represents the sum of payments made to Mr. Belliveau converted from Euros into U.S. Dollars at the exchange rates in effect when the payments were made.
(6)	Represents milestone bonuses paid upon the achievement of certain milestone sales targets.

Long-Term Incentives

We grant equity awards to motivate and reward our NEOs for achieving long-term performance goals as reflected in the value of our common stock, which we believe aligns the interests of our NEOs with those of our stockholders. Such awards typically have been granted once per year. The Compensation Committee typically grants a combination of performance-based restricted stock units and time-based restricted stock units to further incentivize our executives to drive long-term growth and promote alignment of our stockholders’ interests with the financial interests of our NEOs.

In determining 2017 equity incentive awards for our NEOs, our Compensation Committee considered a number of factors, including the executive’s position with us and his or her total compensation package as well as the executive’s contribution to the success of our financial performance and the equity compensation practices of our peer group. Our Compensation Committee granted equity awards to reward both the achievement of long-term goals and to provide a powerful retention tool. Performance-based restricted stock units increase stockholder value and reward achievement of our long-term strategic goals since the value of these awards is subject to achievement of those goals, while time-based restricted stock units provide individuals with immediate retention value because they have no purchase price, but are subject to service-based vesting.

2017 Grants

On March 5, 2017, we granted Messrs. Miller, Swartz, Carter, Belliveau and Goldin and Ms. Helvey awards of restricted stock units and performance-based restricted stock units (“PSUs”). For Mr. Miller, we targeted an equity mix of 40% RSUs and 60% PSUs, and for Messrs. Swartz, Carter, Belliveau and Goldin and Ms. Helvey, we targeted an equity mix of 67% RSUs and 33% PSUs.

The restricted stock units will be fully vested over a four-year period with 1/4th of the restricted stock units scheduled to vest on each of the first four anniversaries of the grant date, in all cases subject to the individual continuing to provide services to us through each such date.

The PSUs will measure performance during the three-year period from January 1, 2017 through December 31, 2019, and will become fully vested based on actual performance over that period. Performance will be based on three-year average revenue growth and three-year average free cash flow margin. The Compensation Committee granted these incentive awards to our NEOs to provide an additional, long-term incentive and retention tool and to align our compensation practices with the creation of value for our stockholders by tying vesting of the PSUs to the Company’s financial performance growth targets measured over a three-year period. The Compensation Committee believes that strong combined performance on these metrics is vital for the Company’s long-term success.

		Performance-based Restricted Stock Units
Name	Restricted Stock Units (#)	Target (#)	Maximum (#)
Adam Miller	45,325	67,990	203,970
Brian Swartz	42,140	21,070	63,210
David Carter	27,830	13,915	41,745
Vincent Belliveau	27,830	13,915	41,745
Mark Goldin	27,830	13,915	41,745
Kirsten Helvey	27,830	13,915	41,745

Fiscal 2018 Long-Term Incentive Program Modifications

In November 2017, we announced a strategic plan with the objective of better positioning us for long-term growth and increasing stockholder value. In connection with the plan, we are (i) sharpening our focus on recurring revenue growth; (ii) driving operating margin and free cash flow improvement; (iii) developing new recurring revenue streams, including e-learning content subscriptions; (iv) bolstering the leadership team; and (v) strengthening governance to help best execute on this strategic transformation.

To ensure alignment between NEOs and our focus on combined subscription revenue growth and unlevered free cash flow margin to reach the “Rule of 40” by 2020, the Compensation Committee, after reviewing a number of alternatives, decided to modify the long-term incentive program for 2018 for certain NEOs, excluding Adam Miller. Key features of the new program include:

•	One-Time Award: Grantees under this program received a one-time equity award in March 2018 intended to cover expected grant levels over a three-year period. In exchange, the Compensation Committee does not plan to grant any additional equity awards to program participants until 2021.

•	Extended Vesting Period: The award vests over five years, instead of over a more typical three or four-year period.

•	Increased Performance Orientation: The award is an equity mix of 50% PSUs and 50% RSUs. This mix represents a performance-oriented change from the current mix of 33% PSUs and 67% RSUs.

•	Aligned to the “Rule of 40”: PSUs are based on a combination of subscription revenue growth and unlevered free cash flow margin, with target performance set at the “Rule of 40.”

•	Sustained Performance Over Multiple Years: The PSU portion of the 2018 equity award (50% of the value) has been divided up into three separate tranches, measured in equal one-third increments in 2020, 2021, and 2022. To earn the PSUs at target, we must reach the “Rule of 40” by 2020 and sustain that level of performance through 2022.

Given Mr. Miller’s significant ownership stake, the Compensation Committee determined that his participation in the one-time award was neither necessary nor appropriate. Therefore, Mr. Miller’s long-term incentive structure will not change materially for fiscal 2018. Mr. Miller will continue to receive annual equity grants, however, to ensure alignment both with our strategy and other NEOs. Mr. Miller’s annual PSU performance targets will be determined using the same metrics used for the other NEO PSUs, and will vest on a similar schedule to that outlined above.

We believe this new program sufficiently aligns NEOs with our new strategy, our commitment to reach the “Rule of 40” by 2020, and with stockholders’ interests, as a significant amount of NEO current and future pay is at risk.

COMPENSATION GOVERNANCE

Stock Ownership Guidelines

In 2016, we adopted formal stock ownership guidelines for certain employees, including our NEOs. Under our ownership guidelines, our CEO is expected to accumulate and hold a number of shares of the Company’s common stock with a value equal to ten times his annual base salary, and our other NEOs are expected to accumulate and hold a number of shares of the Company’s common stock with a value equal to three times his or her annual base salary. The NEOs are expected to satisfy the ownership guidelines within five years from the adoption of the guidelines (or the individual’s date of hire for individuals hired after the effective date). For the purposes of these guidelines, stock ownership includes shares owned outright by the NEO or his or her immediate family members; shares held in trust, limited partnerships, or similar entities for the benefit of the NEO or his or her immediate family members, but beneficially owned by the NEO; shares held in retirement or deferred compensation accounts for the benefit of the NEO or his or her immediate family members; shares subject to restricted stock units or other full-value awards (“Full-Value Awards”) that have vested, but for which the NEO has elected to defer the settlement of the award to a date beyond the date of vesting; and shares subject to Full-Value Awards that are unvested and for which the only requirement to earn the award is continued service to the Company. In addition, in the event the applicable ownership threshold is not satisfied as of or following the applicable deadline, NEOs are required to hold 50% of net after-tax shares until the applicable guideline has been met. All of our NEOs currently meet their respective ownership requirements under the stock ownership guidelines.

Anti-Hedging and Pledging Policy

Our insider trading policy includes an anti-hedging policy, which prohibits our executive officers and directors from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities unless otherwise permitted by our board of directors. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights, and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.

Our insider trading policy also includes an anti-pledging policy, which prohibits our executive officers and directors from pledging Company securities as collateral for loans.

Compensation Recovery Policies

In April 2016, we adopted a clawback policy applicable to our executive officers. If a majority of the independent members of our board of directors determines that an officer’s misconduct caused us to materially restate all or a portion of our financial statements, our board of directors may require the officer to repay incentive compensation that would not have been payable absent the material restatement. This policy applies to all incentive compensation, excluding equity awards granted prior to the adoption of the policy, based on financial statements filed during the three years prior to the material restatement. Our Compensation Committee intends to revisit our clawback policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment Contracts, Termination of Employment and Change-In-Control Agreements

Our board of directors believes that maintaining a stable and effective management team is essential to our long-term success and achievement of our corporate strategies, and is therefore in the best interests of our stockholders. We have entered into employment agreements or Change of Control Severance Agreements with each of our NEOs that provide for, in certain instances, base salary, bonuses and/or sales commissions, employee benefit plan participation, and severance or other payments upon a qualifying termination of employment or change of control. These agreements provide the NEOs with assurances of specified severance benefits in the event that their employment is terminated and such termination is a qualifying termination. For more detail, see “Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control.”

We recognize that these severance benefits may be triggered at any time. Nonetheless, we believe that it is imperative to provide these individuals with these benefits to secure their continued dedication to their work, notwithstanding the possibility of a termination by us, and to provide them with additional incentives to continue employment with us. In determining appropriate severance payment and benefit levels for our NEOs, our Compensation Committee and our board of directors relied on a number of factors, including their experience with and understanding of current market practice, relative severance packages within the Company, and current severance arrangements. The level of benefits and triggering events to receive such benefits were chosen to be broadly consistent with our Compensation Committee’s and our board of directors’ view of prevailing competitive practices. The final severance payment and benefit levels were determined after extensive negotiations with each NEO and were evaluated in terms of the overall compensation packages for each NEO.

We also recognize the possibility that we may in the future undergo a change in control, and that this possibility, and the uncertainty it may cause among our NEOs, may result in their departure or distraction to the detriment of our company and our stockholders. Accordingly, our board of directors and Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of certain key executives to their assigned duties without the distraction that may arise from the possibility or occurrence of a change in control. As a result, we have entered into agreements with certain of our NEOs that provide additional benefits in the event of a change in control. For more detail, see “Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control.”

We consider these severance protections to be an important part of our NEOs’ compensation. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are competitive with arrangements offered to executives by companies with whom we compete for executives and are critical to achieve our business objective of management retention. We believe that this severance protection is competitively necessary to retain our NEOs and is imperative to (i) secure the continued dedication and objectivity of our NEOs, including in circumstances where we may undergo a change of control, and (ii) provide the NEOs with an incentive to continue employment with us and motivate them to maximize our value for the benefit of our stockholders.

Compensation Risk Assessment

In establishing and reviewing our overall compensation program, our Compensation Committee and our board of directors consider whether the compensation program and its various elements encourage or motivate our NEOs or other employees to take excessive risks. We believe that our compensation program and its elements are designed to encourage our employees to act in our long-term best interests and are not reasonably likely to have a material adverse effect on our business. In particular, our Compensation Committee has reviewed the elements of our executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	our allocation of compensation between cash compensation and long-term equity compensation, combined with our typically 48-month vesting schedule, discourages short-term risk taking;

•	our approach of goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking;

•	our compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking; and

•	our business does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk).

Benefits and Tax Considerations

Broad-Based Employee Benefits

Our compensation program for our NEOs also includes employee benefits that are generally available to our other employees. These benefits include medical, dental, vision, long-term disability and life insurance benefits, as well as flexible spending accounts. We also periodically provide meals on premise to employees in our offices. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees. Offering these benefits serves to attract and retain employees, including our NEOs. We anticipate that we will periodically review our employee benefits programs in order to ensure that they continue to serve these purposes and remain competitive.

We have established a tax-qualified Section 401(k) retirement savings plan for our employees generally, subject to standard eligibility requirements. Under this plan, participants may elect to make pre-tax contributions to the plan of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. We provide for a match of employees’ contributions in an amount equal to 50% of an employee’s contributions up to $2,400 per year. Matching amounts vest over four years, beginning at the employee’s employment start date. Accordingly, all matching amounts will have fully vested on the fourth anniversary of the start date, regardless of when the matching amounts were contributed. The plan currently qualifies under Section 401(a) of the Internal Revenue Code, such that contributions to the plan, and income earned on those contributions, are not taxable to participants until withdrawn from the plan.

We have also established the 2010 Employee Stock Purchase Plan, or ESPP, which our board of directors has adopted and which our stockholders approved. Our NEOs are eligible to participate in the ESPP on the same basis as our other full-time U.S. employees.

Tax Considerations

Prior to January 1, 2018, based on the limitations imposed by Section 162(m) of Internal Revenue Code, we generally could not deduct compensation paid to our Chief Executive Officer and to certain other highly compensated officers that exceeded $1,000,000 per person in any fiscal year for federal income tax purposes, unless it is “performance-based,” as defined under Section 162(m). As a result of the Tax Cuts and Jobs Act that became law in late 2017, the number of individuals covered by Section 162(m) has been expanded to include the

Company’s principal financial officer and the exception for performance-based compensation has been eliminated. While mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee has believed historically that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating the members of our executive team in a manner that can best promote our corporate objectives, which our Compensation Committee believes aligns our executive officers’ interests with our stockholders’ interests, and thus is in the best interests of our stockholders. While we cannot predict how the Section 162(m) deductibility limit may affect our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance.

We have not provided our executives or directors with any gross-up or other reimbursement for tax amounts that these individuals might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests, and certain other service providers, could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and also that we or our successor could lose the ability to deduct on our corporate taxes the amounts subject to the additional tax. In addition, Section 409A imposes significant taxes on an executive officer, director or other service provider who receives “deferred compensation” that does not meet the requirements of Section 409A.

Compensation Committee Report

The following report of our Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Our Compensation Committee consists of three non-employee directors: Messrs. Baker, Burlingame and Carter, each of whom our board of directors has determined is independent under the applicable listing standards of Nasdaq. Our Compensation Committee has the duties and powers described in its written charter adopted by our board of directors. A copy of our Compensation Committee’s charter is available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Governance.”

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee recommended to our board of directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.

Members of our Compensation Committee

R.C. Mark Baker

Harold W. Burlingame, Chairman

Dean Carter

Summary Compensation Table

The following table summarizes the compensation information for our NEOs for the fiscal years ended December 31, 2017, December 31, 2016, and December 31, 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation		Total ($)
Adam Miller	2017	500,000		—	4,728,635	(9)	—	373,676	(2)	—		5,602,311
Chief Executive Officer	2016	469,792		—	4,354,242	(10)	—	522,500	(3)	—		5,346,534
	2015	425,000		—	—		—	360,751	(4)	—		785,751

Brian Swartz	2017	425,000		—	2,637,753	(9)	—	222,338	(2)	—		3,285,091
Chief Financial Officer	2016	283,333	(11)	—	3,087,000		734,193	219,661	(11)	143,781	(12)	4,467,968

David J. Carter	2017	290,000		—	1,742,019	(9)	—	373,160	(5)	—		2,405,179
Former Chief Sales Officer	2016	290,000		—	1,693,746	(10)	—	443,500	(6)	—		2,427,246
	2015	286,818		—	830,960		843,168	550,869	(7)	—		2,511,815

Vincent Belliveau	2017	283,244		—	1,742,019	(9)	—	415,811	(5)	—		2,441,074
Executive Vice President and General Manager of EMEA(8)	2016	279,226		—	1,693,746	(10)	—	382,201	(6)	—		2,355,173
	2015	259,020		—	830,960		843,168	456,799	(7)	—		2,389,947

Mark Goldin	2017	350,000		—	1,742,019	(9)	—	183,101	(2)	—		2,275,120
Chief Technology Officer	2016	346,875		—	1,693,746	(10)	—	269,500	(3)	—		2,310,121
	2015	332,878		—	830,960		843,168	199,049	(4)	—		2,206,055

Kirsten Helvey	2017	350,000		—	1,742,019	(9)	—	183,101	(2)	—		2,275,120
Former Chief Operating Officer	2016	346,875		—	1,693,746	(10)	—	269,500	(3)	—		2,310,121
	2015	332,878		—	830,960		843,168	199,049	(4)	—		2,206,055

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth herein or in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 27, 2018. These amounts do not necessarily correspond to the actual value that may be realized by the NEO.
(2)	The amounts represent the total performance-based bonuses earned for services rendered in 2017 under our 2017 Executive Compensation Plan.
(3)	The amounts represent the total performance-based bonuses earned for services rendered in 2016 under our 2016 Executive Compensation Plan.
(4)	The amounts represent the total performance-based bonuses earned for services rendered in 2015 under our 2015 Executive Compensation Plan.
(5)	The amount represents (i) the total performance-based commissions earned for subscription revenue and consulting services revenue under our sales commission plans, including subscription and consulting services revenue invoiced and received by us under contracts entered into in 2017 in accordance with the sales executive’s 2017 sales commission plan, and subscription revenue invoiced and received by us in 2017 under contracts entered into prior to 2017 in accordance with sales commission plans established for the sales executive in such years, and (ii) milestone bonuses paid upon the achievement of certain milestone sales targets. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plan.”
(6)	The amount represents (i) the total performance-based commissions earned for subscription revenue and consulting services revenue under our sales commission plans, including subscription and consulting services revenue invoiced and received by us under contracts entered into in 2016 in accordance with the sales executive’s 2016 sales commission plan, and subscription revenue invoiced and received by us in 2016 under contracts entered into prior to 2016 in accordance with sales commission plans established for the sales executive in such years, and (ii) milestone bonuses paid upon the achievement of certain milestone sales targets. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plan.”
(7)	The amount represents (i) the total performance-based commissions earned for subscription revenue and consulting services revenue under our sales commission plans, including subscription and consulting services revenue invoiced and received by us under contracts entered into in 2015 in accordance with the sales executive’s 2015 sales commission plan, and subscription revenue invoiced and received by us in 2015 under contracts entered into prior to 2015 in accordance with sales commission plans established for the sales executive in such years, and (ii) milestone bonuses paid upon the achievement of certain milestone sales targets. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plan.”
(8)	Amounts represent the sum of payments made to Mr. Belliveau converted from Euros into U.S. Dollars at the exchange rates in effect when the payments were made.
(9)

This amount includes performance-based restricted stock units granted on March 5, 2017, which were valued using the closing share price on the grant date to estimate the fair value of this award. The number of shares of our common stock issuable upon the vesting of these performance-based restricted stock unit awards is based upon us meeting certain revenue and cash flow targets through

December 31, 2019. The assumptions used in determining the number of shares to vest under the performance-based restricted stock units are based on the target amounts, which was determined to be the likely outcome at the time the awards were granted.
(10)	This amount includes performance-based restricted stock units granted on July 1, 2016, which were valued using the closing share price on the grant date to estimate the fair value of this award. The number of shares of our common stock issuable upon the vesting of these performance-based restricted stock unit awards is based upon us meeting certain revenue and cash flow targets through December 31, 2018. The assumptions used in determining the number of shares to vest under the performance-based restricted stock units are based on the target amounts, which was determined to be the likely outcome at the time the awards were granted.
(11)	Mr. Swartz joined us in May 2016 with an annual salary of $425,000. Amounts for 2016 have been pro-rated to reflect approximately eight months of service.
(12)	This amount represents expenses paid by the Company to reimburse Mr. Swartz for his relocation and travel related to him joining the Company in May 2016 as well as related tax gross-up payments of $63,703.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing disclosure regarding the ratio of the annual total compensation of Mr. Miller, our CEO, to that of our median employee. SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures.

In determining our median employee, we chose December 31, 2017 as the determination date, which is the last day of our most recently completed fiscal year. As of that date, we employed 1,891 employees globally. Our median employee was determined based on total compensation (base salary, equity-based compensation reflecting grant date fair value and cash incentive compensation, where applicable), derived from our payroll and stock administration systems for, our entire global employee population (excluding our CEO) for the twelve months ending at December 31, 2017. In determining our median employee, we did not use any of the exemptions permitted under SEC rules, and we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or our CEO. Amounts paid in foreign currency were converted to United States dollars using the average exchange rates for the twelve month period ending December 31, 2017.

We calculated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Based on our calculation for 2017, our CEO’s annual total compensation for 2017 was $5,602,311 and our median employee’s annual total compensation for 2017 was $121,530. Accordingly, we estimated our CEO Pay Ratio for 2017 to be 46:1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Fiscal 2017 Grants of Plan-Based Awards

The table below summarizes information concerning all plan-based awards granted to our NEOs during fiscal 2017, which ended on December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Target (#)	Maximum (#)
Mr. Miller	—	12,500	500,000		1,000,000	—	—	—	—
	3/5/2017	—	—		—	—	—	45,325	1,891,412
	3/5/2017	—	—		—	67,990	203,970	—	2,837,223
Mr. Swartz	—	7,438	297,500		595,000	—	—	—	—
	3/5/2017	—	—		—	—	—	42,140	1,758,502
	3/5/2017	—	—		—	21,070	63,210	—	879,251
Mr. Carter	—	—	397,600	(4)	—	—	—	—	—
	3/5/2017	—	—		—	—	—	27,830	1,161,346
	3/5/2017	—	—		—	13,915	41,745	—	580,673
Mr. Belliveau	—	—	361,458	(4)(5)	—	—	—	—	—
	3/5/2017	—	—		—	—	—	27,830	1,161,346
	3/5/2017	—	—		—	13,915	41,745	—	580,673
Mr. Goldin	—	6,125	245,000		490,000	—	—	—	—
	3/5/2017	—	—		—	—	—	27,830	1,161,346
	3/5/2017	—	—		—	13,915	41,745	—	580,673
Ms. Helvey	—	6,125	245,000		490,000	—	—	—	—
	3/5/2017	—	—		—	—	—	27,830	1,161,346
	3/5/2017	—	—		—	13,915	41,745	—	580,673

(1)	Represents performance-based restricted stock unit awards which were granted under our 2010 Equity Incentive Plan. For more information, see “Compensation Discussion and Analysis — Long-Term Incentives (Equity Awards)” above.
(2)	The restricted stock units were made under our 2010 Equity Incentive Plan and are subject to service-based vesting requirements.
(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth herein or in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 27, 2018. These amounts do not necessarily correspond to the actual value that may be realized by the NEO.
(4)	The non-equity incentive plan compensation earned by Messrs. Carter and Belliveau was paid under their respective sales commission plans, not under our 2017 Executive Compensation Plan. In each case, the sales executive received a sales commission, of which a portion was allocated to subscription revenue and a portion was allocated to services revenue. In addition, each sales commission plan established a sales quota and certain milestone sales targets. The target amount represents the amount to be earned in 2017 assuming (i) that the full sales quota and all milestone sales targets were met, (ii) any contingencies such as a material customization which may impair or delay revenue recognition has cleared, and (iii) that none of the sales contracts entered into were renewals. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plan.”
(5)	Amount has been converted from Euros into U.S. Dollars at a rate of $1.1979 per Euro, the exchange rate in effect on January 1, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options and stock awards held by our NEOs as of December 31, 2017.

Name	Vesting Commencement Date		Option Awards — Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards — Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards — Option Exercise Price ($)	Option Awards — Option Expiration Date	Stock Awards — Number of Shares or Units of Stock That Have Not Vested (#)(2)	Stock Awards — Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Stock Awards — Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Stock Awards — Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(3)
Mr. Miller	11/7/2010	(4)	532,250	—	6.51	11/7/2020	—	—	—		—
	5/1/2012	(4)	248,700	—	20.85	5/1/2022	—	—	—		—
	7/1/2013	(4)	116,500	—	52.72	8/10/2023	—	—	—		—
	7/1/2014	(4)	70,042	11,958	46.20	7/1/2024	—	—	—		—
	7/1/2016	(7)	—	—	—	—	33,825	1,195,037	—		—
	3/5/2017	(7)	—	—	—	—	45,325	1,601,332	—		—
	7/1/2016	(5)	—	—	—	—	—	—	67,500	(9)	2,384,775
	3/5/2017	(5)	—	—	—	—	—	—	67,990	(9)	2,402,087

Mr. Swartz	5/2/2016	(4)	19,792	30,208	34.30	5/2/2026	—	—	—		—
	5/2/2016	(7)	—	—	—	—	37,500	1,324,875	—		—
	5/2/2016	(8)	—	—	—	—	20,000	706,600	—		—
	3/5/2017	(7)	—	—	—	—	42,140	1,488,806	—		—
	3/5/2017	(5)	—	—	—	—	—	—	21,070	(9)	744,403

Mr. Carter	7/1/2012	(4)	1,113	—	23.81	7/1/2022	—	—	—		—
	7/1/2013	(4)	46,670	—	44.01	7/1/2023	—	—	—		—
	7/1/2014	(4)	42,708	7,292	46.20	7/1/2024	—	—	—		—
	7/1/2015	(4)	33,833	22,167	35.56	7/9/2025	—	—	—		—
	7/1/2014	(7)	—	—	—	—	3,097	109,417	—		—
	7/1/2015	(7)	—	—	—	—	11,750	415,128	—		—
	7/1/2016	(7)	—	—	—	—	21,900	773,727	—		—
	3/5/2017	(7)	—	—	—	—	27,830	983,224
	7/1/2016	(5)	—	—	—	—	—	—	14,600	(9)	515,818
	3/5/2017	(5)	—	—	—	—	—	—	13,915	(9)	491,617

Mr. Belliveau	7/1/2013	(4)	46,670	—	44.01	7/1/2023	—	—	—		—
	7/1/2014	(4)	42,708	7,292	46.20	7/1/2024	—	—	—		—
	7/1/2015	(4)	33,833	22,167	35.56	7/9/2025	—	—	—		—
	7/1/2015	(7)	—	—	—	—	11,750	415,128	—		—
	7/1/2016	(7)	—	—	—	—	21,900	773,727	—		—
	3/5/2017	(7)	—	—	—	—	27,830	983,234	—		—
	7/1/2016	(5)	—	—	—	—	—	—	14,600	(9)	515,818
	3/5/2017	(5)	—	—	—	—	—	—	13,915	(9)	491,617

Mr. Goldin	7/1/2012	(4)	7,788	—	23.81	7/1/2022	—	—	—		—
	7/1/2013	(4)	46,670	—	44.01	7/1/2023	—	—	—		—
	7/1/2014	(4)	42,708	7,292	46.20	7/1/2024	—	—	—		—
	7/1/2015	(4)	33,833	22,167	35.56	7/9/2025	—	—	—		—
	7/1/2014	(7)	—	—	—	—	3,097	109,417	—		—
	7/1/2015	(7)	—	—	—	—	11,750	415,128	—		—
	7/1/2016	(7)	—	—	—	—	21,900	773,727	—		—
	3/5/2017	(7)	—	—	—	—	27,830	983,234	—		—
	7/1/2016	(5)	—	—	—	—	—	—	14,600	(9)	515,818
	3/5/2017	(5)	—	—	—	—	—	—	13,915	(9)	491,617

Name	Vesting Commencement Date		Option Awards — Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards — Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards — Option Exercise Price ($)	Option Awards — Option Expiration Date	Stock Awards — Number of Shares or Units of Stock That Have Not Vested (#)(2)	Stock Awards — Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Stock Awards — Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Stock Awards — Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(3)
Ms. Helvey	10/1/2011	(4)	60,000	—	12.54	10/1/2021	—	—	—		—
	7/1/2012	(6)	23,300	—	23.81	7/1/2022	—	—	—		—
	7/1/2012	(4)	26,700	—	23.81	7/1/2022	—	—	—		—
	7/1/2013	(4)	46,670	—	44.01	7/1/2023	—	—	—		—
	7/1/2014	(4)	42,708	7,292	46.20	7/1/2024	—	—	—		—
	7/1/2015	(4)	33,833	22,167	35.56	7/9/2025	—	—	—		—
	7/1/2014	(7)	—	—	—	—	3,097	109,417	—		—
	7/1/2015	(7)	—	—	—	—	11,750	415,128	—		—
	7/1/2016	(7)	—	—	—	—	21,900	773,727	—		—
	3/5/2017	(7)	—	—	—	—	27,830	983,234	—		—
	7/1/2016	(5)	—	—	—	—	—	—	14,600	(9)	515,818
	3/5/2017	(5)	—	—	—	—	—	—	13,915	(9)	491,617

(1)	This column represents the market value of the shares of our common stock underlying the restricted stock units as of December 31, 2017, based on the closing price of our common stock as reported on the Nasdaq Global Select Market of $35.33 per share on December 31, 2017.
(2)	These columns represent amounts related to awards of restricted stock units.
(3)	These columns represent amounts related to awards of performance-based restricted stock units.
(4)	One fourth (1/4) of the shares subject to the option shall vest on the first anniversary of the vesting commencement date, and one forty-eighth (1/48th) of the shares subject to the option shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), such that all of the shares subject to the option will have vested as of the fourth anniversary of the vesting commencement date, subject to option holder’s continuing to be a service provider through each such date.
(5)	All of the eligible shares subject to the performance-based restricted stock units will vest on the third anniversary of the vesting commencement date, subject to the satisfaction of certain performance conditions and the award holder’s continuing to be a service provider through such date.
(6)	One third (1/3) of the shares subject to the option shall vest on the first anniversary of the vesting commencement date, and one thirty-sixth (1/36th) of the shares subject to the option shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), such that all of the shares subject to the option will have vested as of the third anniversary of the vesting commencement date, subject to option holder’s continuing to be a service provider through each such date.
(7)	One fourth (1/4) of the shares subject to the restricted stock units will vest on each of the first, second, third and fourth anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.
(8)	One half (1/2) of the shares subject to the restricted stock units will vest on each of the first and second anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date
(9)	These performance-based restricted stock unit awards reflect the achievement of the target performance level.

Fiscal 2017 Option Exercises and Stock Vested

The following table provides information regarding options and stock awards exercised and vested, respectively, and value realized for each of our NEOs during the fiscal year that ended on December 31, 2017.

Name	Option Awards — Number of Shares Acquired on Exercise (#)	Option Awards — Value Realized on Exercise ($)(1)	Stock Awards — Number of Shares Acquired on Vesting (#)	Stock Awards — Value Realized on Vesting ($)(2)
Mr. Miller	17,750	508,360	11,275	403,081
Mr. Swartz	—	—	32,500	1,275,300
Mr. Carter	—	—	19,187	685,935
Mr. Belliveau	—	—	13,175	471,006
Mr. Goldin	—	—	19,187	685,935
Ms. Helvey	—	—	19,187	685,935

(1)	Based on the market price of our common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of our common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during the fiscal year ended December 31, 2017.

Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control

Adam Miller

On November 8, 2010, we entered into an employment agreement with Mr. Miller, our Chief Executive Officer. In the event that we terminate Mr. Miller without cause or if Mr. Miller terminates his employment for good reason, and in either event the termination does not occur during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Miller will receive: (i) continued payments of his base salary for 18 months, (ii) 150% of his average actual bonus for the three-year period prior to the year in which the termination occurs, (iii) 18 months of acceleration of all unvested equity awards, (iv) the payment of premiums for continued health, dental and vision benefits for Mr. Miller (and any eligible dependents) for up to 18 months, and (v) any earned but unpaid bonus amounts.

In the event that we terminate Mr. Miller without cause or if Mr. Miller terminates his employment for good reason, and in either event the termination occurs during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Miller will receive: (i) a lump-sum payment equal to the sum of 18 months’ of base salary plus 150% of his target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Miller (and any eligible dependents) for up to 18 months, and (iv) any earned but unpaid bonus amounts.

The severance payments discussed above are subject to Mr. Miller signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.

Mr. Miller’s employment agreement also provides that in the event that the severance payments and other benefits payable to Mr. Miller constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Miller of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Mr. Miller would have received under the terms of his employment agreement if a trigger event had occurred on December 31, 2017:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance payments attributable to base salary(2)(3)	$750,000		$750,000
Severance payments attributable to bonus(4)	712,500		489,438
Acceleration of equity awards(5)	2,796,370	(6)	1,199,030
Company-paid premiums(7)	35,336		35,336

Total	$4,294,206		$2,473,804

(1)	A termination is considered to be “in connection with a change of control” if Mr. Miller’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Miller for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control.
(2)	Severance payments will be paid in a lump sum upon a qualifying termination in connection with a change of control or in continuing payments upon a qualifying termination that is not in connection with a change of control.
(3)	Calculations are based on a base salary of $500,000, which is the base salary that was in effect as of December 31, 2017.
(4)	Calculations are based on a target bonus amount of $500,000, which is the target bonus amount that was in effect under the 2017 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2017 above.
(5)	The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017.
(6)	Assuming that Mr. Miller had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2017, the performance-based restricted stock units granted in July 2014, December 2014, July 2016, and March 2017 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2017.
(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Miller (and his eligible dependents) for 18 months.

As used in Mr. Miller’s employment agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth below under the heading “Definitions for the Employment Agreements of Mr. Miller.”

Definitions for the Employment Agreement of Mr. Miller

As used in the employment agreement of Mr. Miller, the terms below have the following meanings:

•	The term “cause” means: (i) an act of material dishonesty made by the executive in connection with his carrying out his job responsibilities to us intended to result in his substantial personal enrichment, (ii) the executive’s conviction of, or plea of nolo contendere to, a felony which our board of directors reasonably believes had or will have a material detrimental effect on our reputation or business, (iii) a willful act by the executive which constitutes gross misconduct and which is injurious to us or our affiliates, (iv) the executive’s willful and material breach of the employment agreement, including without limitation his intentional failure to perform his stated duties, and his continued failure to cure such breach to the reasonable satisfaction of our board of directors within 10 days following written notice of such breach to the executive, and (v) the executive’s material violation of a company policy that results in a material detrimental effect on our reputation or business.

•	The term “change of control” means the occurrence of any of the following: (i) a change in our ownership which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of our stock that, together with the stock held by such Person, constitutes more than 50% of the total voting power of our stock; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of our stock will not be considered a change of control, or (ii) a change in our effective control which occurs on the date that a majority of members of our board of directors (each, a “Director”) is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of us, the acquisition of additional control of us by the same Person will not be considered a change of control, or (iii) a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) our assets that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of our assets: (A) a transfer to an entity that is controlled by our stockholders immediately after the transfer, or (B) a transfer of assets by us to: (1) a stockholder of our company (immediately before the asset transfer) in exchange for or with respect to our stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition of change of control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us. Notwithstanding the foregoing, a transaction will not be deemed a change of control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A. Further, the completion of an underwritten public offering of our common stock will not constitute a change of control and a transaction will not constitute a change of control if: (i) its sole purpose is to change our state of incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the our securities immediately before such transaction. In addition, a transaction must actually be consummated in order for there to be a change of control.

•	The term “good reason” means without the executive’s express written consent: (i) a significant reduction or adverse change in his duties, position, reporting relationship or responsibilities, or the removal of him from such duties, position or responsibilities, (ii) a reduction by us in the executive’s base salary as in effect immediately prior to such reduction unless (a) such reduction is part of a salary reduction plan across our entire senior management team, (b) such reduction does not have a disproportionate effect on the executive in comparison to other members of our senior management team and (c) such reduction is not in excess of 10% of the executive’s base salary, (iii) a material reduction by us in the kind or level of benefits to which the executive was entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced disproportionally to other members of senior management, (iv) our material breach of a term of the employment agreement or any other agreement between us and the executive, including our failure to obtain assumption of the employment agreement by any successor, and (v) the relocation of the executive to a facility or a location more than 35 miles from his then present employment location. In addition, the executive must provide us written notice of the existence of the one or more of the above conditions within 90 days of its initial existence and we must be provided with 30 days to cure the condition. If the condition is not cured within such 30-day period, the executive must terminate employment within 30 days of the end of such cure period in order to qualify as a termination for good reason.

Brian Swartz

In May 2016 Mr. Swartz entered into a severance agreement with us. In the event that we terminate Mr. Swartz without cause or if Mr. Swartz terminates his employment for good reason, and in either event the termination does not occur during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Swartz will receive: (i) a lump-sum payment equal to 100% of his base salary, (ii) a lump-sum payment equal to 50% of his 2016 target bonus if termination occurs in 2016, (iii) nine months of acceleration of all unvested equity awards, (iv) the payment of premiums for continued health, dental and vision benefits for Mr. Swartz (and any eligible dependents) for up to 12 months, and (v) all accrued compensation.

In the event that we terminate Mr. Swartz without cause or if Mr. Swartz terminates his employment for good reason, and in either event the termination occurs during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control, Mr. Swartz will receive: (i) a lump-sum payment equal to 100% of his base salary plus 100% of his target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Swartz (and any eligible dependents) for up to 12 months, and (iv) any earned but unpaid bonus amounts.

The severance payments discussed above are subject to Mr. Swartz signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.

Mr. Swartz’s severance agreement also provides that in the event that the severance payments and other benefits payable to Mr. Swartz constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Swartz of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Mr. Swartz would have received under the terms of his severance agreement if the severance agreement was in place as of December 31, 2017 and if a trigger event had occurred on December 31, 2017:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$425,000		$425,000
Severance Payments Attributable to Bonus	297,500	(4)	—
Acceleration of Equity Awards(5)	3,551,395	(6)	1,530,083
Company-paid premiums(7)	23,557		23,557

Total	$4,297,452		$1,978,640

(1)	A termination is considered to be during the change of control period if Mr. Swartz’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Swartz for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Mr. Swartz’s employment is terminated as a result of his disability or his death, then Mr. Swartz’s outstanding and unvested equity awards will vest as if Mr. Swartz’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).
(2)	Severance payments will be paid in a lump sum upon a qualifying termination.
(3)	Calculations are based on a base salary of $425,000, which is the base salary that was in effect as of December 31, 2017.
(4)	Calculations are based on a target bonus amount of $297,500, which is the target bonus amount that was in effect under the 2017 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2017 above.
(5)	The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017.
(6)	Assuming that Mr. Swartz had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2017, the performance-based restricted stock units granted in March 2017 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2017.
(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Swartz (and his eligible dependents) for 12 months.

As used in Mr. Swartz’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Employment Agreement of Mr. Miller.”

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

David J. Carter

In April 2013, Mr. Carter entered into a severance agreement with us that superseded any rights to severance and/or change of control benefits in his amended and restated employment agreement entered onto on

November 8, 2010. The severance agreement has an initial term of three years. Thereafter, the severance agreement will renew automatically for additional one-year terms unless either party provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal. Mr. Carter retired from his position as our Chief Sales Officer effective as of March 31, 2018.

If the Company terminates Mr. Carter’s employment with the Company without cause or if Mr. Carter resigns for good reason, and, in each case, such termination occurs outside the period beginning three months prior to, and ending 12 months following, a change of control (such period, the “change of control period”), then Mr. Carter will receive: (i) a lump-sum payment equal to 100% of his base salary, (ii) the payment of premiums for continued COBRA coverage for Mr. Carter (and his eligible dependents) for up to 12 months, (iii) nine months of acceleration of all unvested equity awards, and (iv) all accrued compensation.

If the Company terminates Mr. Carter’s employment with the Company without cause or if Mr. Carter resigns for good reason, and, in each case, such termination occurs during the change of control period, then Mr. Carter will receive: (i) a lump-sum payment equal to 100% of his base salary, (ii) a lump-sum payment equal to 100% of his target bonus and commission for the year of termination (whether established on a quarterly, semi-annual, annual and/or other periodic basis), (iii) the payment of premiums for continued COBRA coverage for Mr. Carter (and his eligible dependents) for up to 12 months, (iv) full acceleration of all unvested equity awards with a 12-month post-termination exercise period (unless the awards expire earlier), and (v) all accrued compensation.

If the Company terminates Mr. Carter’s employment with the Company as a result of his disability or due to his death, then Mr. Carter’s outstanding and unvested equity awards will vest as if Mr. Carter’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

The severance payments discussed above are subject to Mr. Carter signing and not revoking a separation agreement and release of claims and continuing to comply with his confidentiality agreement.

Mr. Carter’s severance agreement also provides that in the event that the severance payments and other benefits payable to Mr. Carter constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Carter of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Mr. Carter would have received under the terms of his severance agreement if the severance agreement was in place as of December 31, 2017 and if a trigger event had occurred on December 31, 2017:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$290,000		$290,000
Severance Payments Attributable to Bonus	397,600	(4)	—
Acceleration of Equity Awards(5)	2,281,505	(6)	820,716
Company-paid premiums(7)	23,557		23,557

Total	$2,992,662		$1,134,273

(1)	A termination is considered to be during the change of control period if Mr. Carter’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Carter for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Mr. Carter’s employment is terminated as a result of his disability or his death, then Mr. Carter’s outstanding and unvested equity awards will vest as if Mr. Carter’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).
(2)	Severance payments will be paid in a lump sum upon a qualifying termination.
(3)	Calculations are based on a base salary of $290,000, which is the base salary that was in effect as of December 31, 2017.
(4)	Calculations are based on a target bonus and/or commission amount of $397,600, which is the target amount that was in effect under Mr. Carter’s sales commission plan. See the Grants of Plan-Based Awards Table for 2017 above.
(5)	The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017.
(6)	Assuming that Mr. Carter had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2017, the performance-based restricted stock units granted in both December 2014, July 2016 and March 2017 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2017.
(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Carter (and his eligible dependents) for 12 months.

As used in Mr. Carter’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Employment Agreement of Mr. Miller.”

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

In connection with Mr. Carter’s resignation as our Chief Sales Officer, effective as of March 31, 2018, Mr. Carter entered into a transition agreement with the Company, dated February 27, 2018 (the “Carter Transition Agreement”), pursuant to which Mr. Carter released all claims he may have against the Company and affirmed his obligations regarding confidential information as stated in his confidentiality agreement with the Company.

The Carter Transition Agreement provides that through Mr. Carter’s actual termination of employment with the Company, which occurred on March 31, 2018, he would continue to be employed pursuant to the current terms of his employment, as amended by the Carter Transition Agreement. If Mr. Carter remained employed with the Company through March 31, 2018, or, if prior to that date his employment with the Company were terminated for reasons other than for “cause”, then, subject to Mr. Carter executing and not revoking a supplemental separation agreement, he would receive the following benefits, which include those set forth in his preexisting Change of Control Severance Agreement: (i) a lump-sum payment equal to $335,000, less applicable withholding taxes, (ii) reimbursement for up to twelve months of COBRA premiums, (iii) twelve-months of accelerated vesting of all outstanding time-based equity awards, and (iv) the ability to exercise any vested stock options through the earlier of the maximum expiration date and March 31, 2020.

Vincent Belliveau

In April 2014, Mr. Belliveau entered into a severance agreement with us that superseded any rights to severance and/or change of control benefits in his amended and restated employment agreement entered onto on February 10, 2011. The severance agreement has an initial term of three years. Thereafter, the severance agreement will renew automatically for additional one-year terms unless either party provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal.

If the Company terminates Mr. Belliveau’s employment with the Company without cause or if Mr. Belliveau resigns for good reason, and, in each case, such termination occurs outside the period beginning three months prior to, and ending 12 months following, a change of control (such period, the “change of control period”), then Mr. Belliveau will receive nine months of acceleration of all unvested equity awards.

If the Company terminates Mr. Belliveau’s employment with the Company without cause or if Mr. Belliveau resigns for good reason, and, in each case, such termination occurs during the change of control period, then Mr. Belliveau will receive full acceleration of all unvested equity awards with a 12-month post-termination exercise period (unless the awards expire earlier).

If the Company terminates Mr. Belliveau’s employment with the Company as a result of his disability or due to his death, then Mr. Belliveau’s outstanding and unvested equity awards will vest as if Mr. Belliveau’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

The severance payments discussed above are subject to Mr. Belliveau signing and not revoking a separation agreement and release of claims and continuing to comply with his confidentiality agreement.

The following table shows the pre-tax payments that Mr. Belliveau would have received under the terms of his severance agreement if the severance agreement was in place as of December 31, 2017 and if a trigger event had occurred on December 31, 2017:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Acceleration of Equity Awards(2)	$2,172,088	(3)	$711,299

Total	$2,172,088		$711,299

(1)	A termination is considered to be during the change of control period if Mr. Belliveau’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Belliveau for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Mr. Belliveau’s employment is terminated as a result of his disability or his death, then Mr. Belliveau’s outstanding and unvested equity awards will vest as if Mr. Belliveau’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).
(2)	The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017.

(3)	Assuming that Mr. Belliveau had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2017, the performance-based restricted stock units granted in both December 2014, July 2016 and March 2017 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2017.

As used in Mr. Belliveau’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Employment Agreement of Mr. Miller.”

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

Mark Goldin

In April 2013, Mr. Goldin entered into a severance agreement with us that superseded any rights to severance and/or change of control benefits in his employment agreement entered into on May 24, 2010. Mr. Goldin’s severance agreement has the same terms and conditions as Mr. Carter’s severance agreement as described above.

The following table shows the pre-tax payments that Mr. Goldin would have received under the terms of his severance agreement if the severance agreement was in place as of December 31, 2017 and if a trigger event had occurred on December 31, 2017:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$350,000		$350,000
Severance Payments Attributable to Bonus	245,000	(4)	—
Acceleration of Equity Awards(5)	2,281,505	(6)	820,716
Company-paid premiums(7)	15,676		15,676

Total	$2,892,181		$1,186,392

(1)	A termination is considered to be during the change of control period if Mr. Goldin’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Goldin for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Mr. Goldin’s employment is terminated as a result of his disability or his death, then Mr. Goldin’s outstanding and unvested equity awards will vest as if Mr. Goldin’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).
(2)	Severance payments will be paid in a lump sum upon a qualifying termination.
(3)	Calculations are based on a base salary of $350,000, which is the base salary that was in effect as of December 31, 2017.
(4)	Calculations are based on a target bonus amount of $245,000, which is the target bonus amount that was in effect under the 2017 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2017 above.
(5)

The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017.
(6)	Assuming that Mr. Goldin had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2017, the performance-based restricted stock units granted in both December 2014, July 2016, and March 2017 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2017.
(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Goldin (and his eligible dependents) for 12 months.

As used in Mr. Goldin’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Employment Agreement of Mr. Miller.”

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

Kirsten Helvey

In April 2013, Ms. Helvey entered into a severance agreement with us. Ms. Helvey’s severance agreement has the same terms and conditions as Mr. Carter’s severance agreement as described above. Ms. Helvey retired from her position as our Chief Operating Officer effective March 31, 2018.

The following table shows the pre-tax payments that Ms. Helvey would have received under the terms of her severance agreement if the severance agreement was in place as of December 31, 2017 and if a trigger event had occurred on December 31, 2017:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$350,000		$350,000
Severance Payments Attributable to Bonus	245,000	(4)	—
Acceleration of Equity Awards(5)	2,281,505	(6)	820,716
Company-paid premiums(7)	19,602		19,602

Total	$2,896,107		$1,190,318

(1)	A termination is considered to be during the change of control period if Ms. Helvey’s employment with us is either (i) terminated by us without cause or (ii) terminated by Ms. Helvey for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Ms. Helvey’s employment is terminated as a result of her disability or her death, then Ms. Helvey’s outstanding and unvested equity awards will vest as if Ms. Helvey’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).
(2)	Severance payments will be paid in a lump sum upon a qualifying termination.
(3)	Calculations are based on a base salary of $350,000, which is the base salary that was in effect as of December 31, 2017.
(4)	Calculations are based on a target bonus amount of $245,000, which is the target bonus amount that was in effect under the 2017 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2017 above.

(5)	The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.33, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2017.
(6)	Assuming that Ms. Helvey had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2017, the performance-based restricted stock units granted in both December 2014 and July 2016 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2017.
(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Ms. Helvey (and her eligible dependents) for 12 months.

As used in Ms. Helvey’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Employment Agreement of Mr. Miller.”

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

In connection with Ms. Helvey’s resignation as our Chief Operating Officer, effective as of March 31, 2018, Ms. Helvey entered into a transition agreement with the Company, dated February 27, 2018, pursuant to which Ms. Helvey released all claims she may have against the Company and affirmed her obligations regarding confidential information as stated in her confidentiality agreement with the Company (the “Helvey Transition Agreement”).

The Helvey Transition Agreement provides that through Ms. Helvey’s actual termination of employment with the Company, which occurred on March 31, 2018, she would continue to be employed pursuant to the current terms of her employment, as amended by the Helvey Transition Agreement. If Ms. Helvey remained employed with the Company through March 31, 2018, or, if prior to that date her employment with the Company is terminated for reasons other than for “cause”, then, subject to Ms. Helvey executing and not revoking a supplemental separation agreement, she would receive the following benefits, which include those set forth in her preexisting Change of Control Severance Agreement: (i) a lump-sum payment equal to $350,000, less applicable withholding taxes, (ii) reimbursement for up to twelve months of COBRA premiums, (iii) twelve-months of accelerated vesting of all outstanding time-based equity awards, (iv) the ability to exercise any vested stock options through the earlier of the maximum expiration date and March 31, 2020, and (v) reimbursement of up to $10,000 for expenses relating to executive coaching. In order to ensure a smooth transition, Ms. Helvey may render transitional services as a consultant to the Company after her resignation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by stockholders(2)	10,144,925	$19.23	4,128,903
Equity compensation plans not approved by stockholders	—	—	—

Total	10,144,925		4,128,903

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.
(2)	Includes the following plans: 2010 Equity Incentive Plan (the “2010 Plan”), 2009 Equity Incentive Plan, 1999 Stock Plan and 2010 Employee Stock Purchase Plan (the “2010 ESPP”). Our 2010 Plan provides that on January 1st of each fiscal year commencing in 2012 and ending on (and including) January 1, 2020, the number of shares authorized for issuance under the 2010 Plan is automatically increased by a number equal to the lesser of (i) 5,500,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) a lesser number of shares that may be determined by the our board of directors. Our 2010 ESPP provides that on January 1st of each fiscal year commencing in 2012 and ending on (and including) January 1, 2020, the number of shares authorized for issuance under the 2010 ESPP is automatically increased by a number equal to the lesser of (i) 1,200,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is currently composed of Messrs. Baker, Burlingame and Carter. No interlocking relationship exists between any member of our Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of our Compensation Committee is or was formerly an officer or an employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or Compensation Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is currently comprised of nine members. In accordance with our amended and restated certificate of incorporation, our board of directors is currently divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring, one Class II director will be elected for a one-year term expiring upon the 2019 annual meeting of stockholders, and one Class III director will be elected for a two-year term expiring upon the 2020 annual meeting of stockholders.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our board of directors has approved, Kristina Salen, Robert Cavanaugh and Marcus S. Ryu as nominees for election as Class I directors at the Annual Meeting. If elected, each of Ms. Salen, Mr. Cavanaugh and Mr. Ryu will serve as Class I directors until our 2021 annual meeting of stockholders and until their successors are duly elected and qualified. In addition, our Nominating and Corporate Governance Committee has recommended, and our board of directors has approved, Elisa A. Steele as a nominee for election as a Class II director at the Annual Meeting. If elected, Ms. Steele will serve as a Class II director until our 2019 annual meeting of stockholders and until her successor is duly elected and qualified. Finally, our Nominating and Corporate Governance Committee has recommended, and our board of directors has approved, Richard Haddrill as a nominee for election as a Class III director at the Annual Meeting. If elected, Mr. Haddrill will serve as a Class III director until our 2020 annual meeting of stockholders and until his successor is duly elected and qualified. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “For” the election of Mses. Salen and Steele and Messrs. Cavanaugh, Ryu and Haddrill. We expect that each of the director nominees will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of our director nominees requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Withhold votes and broker non-votes will have no effect on the outcome of the vote on this proposal.

Recommendation of our Board of Directors

Our board of directors recommends a vote FOR the three Class I director nominees to serve until the 2021 annual meeting of stockholders, the one Class II director nominee to serve until the 2019 annual meeting of stockholders, and the one Class III director nominee to serve until the 2020 annual meeting of stockholders, in each case, until their successors are duly elected and qualified.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

As part of the Nominating and Corporate Governance Committee’s review of our corporate governance principles and periodic review of the size, structure, composition and functioning of our board of directors, and after reviewing the various arguments for and against a classified board structure and discussing it with various of the Company’s stockholders, the Nominating and Corporate Governance Committee recommended that our board of directors approve an amendment to our amended and restated certificate of incorporation to eliminate the classification of our board of directors over a three-year period so that beginning at the 2021 annual meeting of stockholders all directors would be elected for a one-year term.

On February 7, 2018, our board of directors adopted an amendment to our amended and restated certificate of incorporation (the “Declassification Amendment”) which would phase out the classification of our board of directors, and which is subject to approval of this proposal by our stockholders. Our board of directors further directed that the proposed Declassification Amendment be submitted for consideration by our stockholders at the Annual Meeting. We are asking stockholders to approve the Declassification Amendment.

Article V of our amended and restated certificate of incorporation currently provides that the Company’s directors are divided into three classes, with the term of one class expiring each year and the directors in each class serving three-year terms. If the Declassification Amendment is approved and becomes effective, the class of directors elected at this Annual Meeting will be elected to full three-year terms, and the classes of directors elected in 2017 and 2016 will continue to serve out the remaining portion of their three-year terms, but directors elected after this Annual Meeting will be elected to one-year terms. Therefore, beginning with the 2021 annual meeting of stockholders, our board of directors will be declassified and our entire board of directors will be elected on an annual basis.

The Declassification Amendment would not change the present number of directors or our board of directors’ authority to change that number and to fill any vacancies or newly created directorships. Until the 2021 annual meeting of stockholders, any director appointed to fill newly created board of director seats or vacancies would hold office for a term that coincides with the remaining term of the relevant class. However, directors elected at the 2019 annual meeting of stockholders will be elected to one-year terms and directors elected at the 2020 annual meeting of stockholders will also be elected to one-year terms. Upon the annual election of the entire board of directors at the 2021 annual meeting of stockholders, a director appointed to a vacancy or new directorship would serve for a term expiring at the next annual meeting of stockholders following his or her appointment. In addition, because our board of directors is classified, our amended and restated certificate of incorporation currently provides that directors may be removed only for cause, consistent with Delaware law. The Declassification Amendment provides that directors elected to serve a three-year term may only be removed for cause and that from and after the 2021 annual meeting of stockholders, when declassification is complete, all directors may be removed either with or without cause. A full text of the Declassification Amendment is attached to this Proxy Statement as Appendix A.

If the Declassification Amendment is approved, our board of directors intends to cause the Declassification Amendment to be filed with the Secretary of State of the State of Delaware following the Annual Meeting and adopt conforming amendments, if necessary, to the Company’s Amended and Restated Bylaws and corporate governance guidelines. Even if the Declassification Amendment is approved, our board of directors reserves the right not to effect the filing of the Declassification Amendment with the Secretary of State of the State of Delaware if our board of directors subsequently determines it not to be in the best interests of the Company and its stockholders to effect the declassification of our board of directors. If the Declassification Amendment is not approved or does not become effective, then our board of directors will remain classified.

Considerations of Our Board of Directors

Our board of directors has historically viewed the classified board structure as benefiting stockholders by promoting continuity and stability of strategy, reducing the Company’s vulnerability to coercive takeover tactics and special interest groups that may not be acting in the best interests of all stockholders, and encouraging directors to take a long-term perspective. While our board of directors continues to believe that these are important benefits, our board of directors has concluded that a classified board structure is not the only means to achieving them. Moreover, our board of directors believes the benefits of the classified board structure are outweighed by the advantages of a declassified board structure that enables stockholders to evaluate the performance of all directors each year through the annual election process and, as a result, enhances the accountability of our board of directors to our stockholders. Furthermore, our board of directors is aware that the current trend in corporate governance is leading away from classified boards in favor of electing all directors annually. Accordingly, our board of directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that the Declassification Amendment is in the best interests of the Company and its stockholders.

Vote Required

The approval of this proposal requires the affirmative vote of the holders of at least 70% of the voting power of all outstanding shares of our common stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the same effect as a vote “Against” this proposal.

Recommendation of our Board of Directors

Our board of directors recommends a vote FOR the approval of the amendment to our amended and restated certificate of incorporation to declassify our board of directors and provide for the annual election of directors.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officer as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Compensation Discussion and Analysis,” and in particular the information discussed in the section titled “Compensation Discussion and Analysis—Key Compensation Highlights,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Vote Required

Approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, our board of directors and our Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of our Board of Directors

Our board of directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years or three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on executive compensation will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

Vote Required

The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. Abstentions and Broker non-votes will have no effect on the outcome of the vote on this proposal.

While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether non-binding advisory votes on the compensation of our named executive officers should be held every year, two years or three years.

Our board of directors and our Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our named executive officers. However, because this is an advisory vote and therefore not binding on our board of directors or our company, our board of directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board of directors.

Recommendation of our Board of Directors

Our board of directors recommends a vote to hold advisory votes on the compensation of our named executive officers every “ONE YEAR”.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018, which will include an audit of the effectiveness of our internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited our financial statements since fiscal 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by our Audit Committee. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if our Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services

The following table sets forth the approximate aggregate fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2017 and 2016, respectively:

Fee Category	Fiscal 2017	Fiscal 2016
	(In thousands)
Audit Fees(1)	$2,176	$2,143
Audit-Related Fees(2)	434	146
Tax Fees(3)	401	208
All Other Fees(4)	35	2

Total Fees	$3,046	$2,499

(1)	Audit Fees consisted of professional services rendered in connection with the audit of the Company’s annual financial statements, an audit of the effectiveness of our internal control over financial reporting, quarterly reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q and professional services rendered in connection with consents and reviews of other documents filed with the SEC.
(2)	Audit-Related Fees consisted of professional services related to accounting and advisory and reports issued under attestation standards established by the AICPA. For 2017, Audit-Related Fees included fees related to our adoption of new revenue recognition requirements pursuant to ASC Topic 606 (Revenue from Contracts with Customers).
(3)	Tax Fees consisted of professional services rendered in connection with tax compliance and consulting services.
(4)	All Other Fees consisted of fees paid for a subscription to an accounting research database.

Our Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of an independent registered public accounting firm. Under this policy, our Audit Committee is required to review and, as appropriate, pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of our Audit Committee, will not impair the independence of our independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. Our independent registered public accounting firm and our management are required to periodically report to our Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, our Audit Committee and its Chair may also pre-approve particular services on a case-by-case basis, as necessary or appropriate.

All PricewaterhouseCoopers LLP services and fees in fiscal 2017 and 2016 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

Recommendation of our Board of Directors

Our board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the fiscal year ending December 31, 2018.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2017. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of Nasdaq and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the board of directors, which is available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis and its charter was most recently updated in January 2018.

With respect to the financial reporting process of Cornerstone OnDemand, Inc. (the “Company”), the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements or guarantee the audits or reports of PwC. These are the fundamental responsibilities of management and PwC. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and PwC;

•	discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”); and

•	received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Harold W. Burlingame

Kristina Salen, Chairperson

Steffan Tomlinson

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC reports about their ownership of our common stock and other equity securities. Such directors, officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the reports provided to us and on written representations received from our directors and executive officers that no annual Form 5 reports were required to be filed by them, we believe that all of our directors and executive officers, and persons who beneficially own more than 10% of our common stock, complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2017, except that the Form 4 filed by Mr. Swartz with the SEC on May 8, 2017 was filed one day late.

Stockholder Proposals

Stockholder Proposals for 2019 Annual Meeting of Stockholders

The submission deadline for stockholder proposals to be included in our proxy materials for our 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 28, 2018 except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Secretary at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for our 2019 Annual Meeting of Stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2019 Annual Meeting of Stockholders

Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of our board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. For our 2019 Annual Meeting of Stockholders, a stockholder notice must be received by our Secretary at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, no earlier than February 11, 2019 and no later than March 13, 2019. However, if our 2019 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of our 2018 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to our 2019 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to our 2019 Annual Meeting of Stockholders, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our advance notice provisions in section 2.4 of our bylaws for additional information and requirements. A copy of our bylaws may be obtained by writing to our Secretary at the address listed above.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, multiple stockholders sharing an address will receive a single copy of the Notice and, if applicable, and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. Any stockholders who object to or wish to begin householding may notify Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Fiscal Year 2017 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2017 are included in our Annual Report on Form 10-K, which we filed with the SEC on February 27, 2018. Our Annual Report and this proxy statement are posted on our website at investors.cornerstoneondemand.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet as instructed on the enclosed proxy card or by executing and returning, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

The Board of Directors

Santa Monica, California

May 8, 2018

Appendix A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CORNERSTONE ONDEMAND, INC.

Cornerstone OnDemand, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Corporation was originally incorporated under the name “CyberU, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 24, 1999.

2. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 22, 2011 (the “Restated Certificate”).

3. Article V of the Restated Certificate is hereby amended to read in its entirety as follows:

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors and may not be fixed by any other person(s).

Commencing at the annual meeting of stockholders to be held in 2019 (each annual meeting of stockholders, an “Annual Meeting”), subject to the special rights of any series of Preferred Stock to elect additional directors under specified circumstances, the directors of the Corporation shall be elected annually and shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal. Notwithstanding the preceding sentence, but subject to the rights, if any, of the holders of any series of the Preferred Stock then outstanding, any director in office at the 2019 Annual Meeting whose term expires at the 2020 Annual Meeting or the 2021 Annual Meeting (each such director, a “Continuing Classified Director”), shall continue to hold office until the end of the term for which such director was elected and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders). Directors so chosen shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal. Notwithstanding the foregoing, any director elected to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of a Continuing Classified Director shall hold office until the Annual Meeting at which the term of such Continuing Classified Director would have expired and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation (the “Bylaws”).

Subject to the rights, if any, of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, until the expiration of the term of any director elected to serve a three-year term (or any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or other removal of any such director) at the 2019 Annual Meeting, 2020 Annual Meeting or 2021 Annual Meeting, as the case may be, such director (or such director appointed to fill such vacancy) may be removed only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.

4. The foregoing amendment has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. The foregoing amendment has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on                , 2018.

CORNERSTONE ONDEMAND, INC.

By:
[Signatory Name]
[Signatory Title]

CORNERSTONE ONDEMAND, INC. 1601 CLOVERFIELD BLVD. SUITE 620 SOUTH SANTA MONICA, CA 90404    VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    KEEP THIS PORTION FOR YOUR RECORDS    DETACH AND RETURN THIS PORTION ONLY    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    The Board of Directors recommends you vote FOR the following:     1. Election of Directors Nominees 01Robert Cavanaugh02 Kristina Salen The Board of Directors recommends you vote FOR the following proposal: 2.To approve an amendment to our amended and restated certificate of incorporation to declassify our board of directors. The Board of Directors recommends you vote FOR the following proposal: 3. To approve, on an advisory basis, the    compensation of our named executive officers.    The Board of Directors recommends you vote 1 YEAR for the following proposal: 4. To approve, on an advisory basis, the    frequency of future stockholder advisory    votes on the compensation of our named    executive officers.    For Withhold For All All All Except    03 Marcus S. Ryu 04 Elisa A. Steele 05 Richard Haddrill    To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.    For Against Abstain    For Against Abstain    1 year 2 years 3 years Abstain    The Board of Directors recommends you vote FOR the following proposal: 5. To ratify the appointment of    PricewaterhouseCoopers LLP as Cornerstone    OnDemand, Inc.‘s independent registered public    accounting firm for the fiscal year ending    December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.    For Against Abstain    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.    Signature [PLEASE SIGN WITHIN BOX] Date    Signature (Joint Owners) Date    0000383098_1    R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .    CORNERSTONE ONDEMAND, INC. Annual Meeting of Shareholders June 14, 2018 1:00 PM Pacific Daylight Time This proxy is solicited by the Board of Directors The undersigned stockholder of CORNERSTONE ONDEMAND, INC. (“Cornerstone”), a Delaware corporation, hereby appoints Adam L. Miller and Adam Weiss, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of Stockholders of Cornerstone to be held on June 14, 2018, at 1:00 p.m. Pacific Time, at Cornerstone’s corporate headquarters at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, CA 90404 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form. This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted “FOR” all nominees in Proposal 1, “FOR” Proposal 2, “FOR” Propsoal 3, “ONE YEAR” for Proposal 4 and “FOR” Proposal 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.    Continued and to be signed on reverse side    0000383098_2    R1.0.1.17